Exhibit 10.35

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BY AND AMONG

NORTHEAST GENERATION SERVICES COMPANY,

SELECT ENERGY, INC.,

AND

NORTHEAST UTILITIES SERVICE COMPANY

AS SELLERS

AND

NE ENERGY, INC.

JULY 24, 2006

EXHIBITS

Exhibit A	- Form of Bill of Sale
Exhibit B	- Form of Assignment and Assumption Agreement
Exhibit C	- Form of Acceptable Guaranty
Exhibit D	- Form of Acceptable Letter of Credit
Exhibit E	- Form of Seller Guaranty

SCHEDULES

Schedule 1	- NGC Facilities
Schedule 2.1(a)	- Personal Property
Schedule 2.1(b)	- Leases
Schedule 2.1(c)	- Permits
Schedule 2.1(d)	- Contracts
Schedule 2.1(g)	- Leased Vehicles
Schedule 3.3	- Matters of Contravention
Schedule 3.5	- Title
Schedule 3.6	- Compliance
Schedule 3.6(b)	- Compliance (Permits)
Schedule 3.7	- Taxes
Schedule 3.8	- Exceptions to Contract Obligations
Schedule 3.9	- Litigation
Schedule 3.10(a)	- Collective Bargaining Agreements and Related Matters
Schedule 3.10(b)	- Seller Employee Benefit Plans
Schedule 5.6(a)	- NGC Facility personnel represented by the Locals as of the Effective Date
Schedule 5.6(b)	- NGC Facility personnel not represented by the Locals as of the Effective
Date
Schedule 5.6(c)	- Support personnel as of the Effective Date
Schedule 6.1(c)	- Buyer’s Regulatory Approvals
Schedule 6.2(c)	- Sellers’ Regulatory Approvals

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the “Related Purchase Agreement”) is entered into on July 24, 2006, by and among NE Energy, Inc., a Delaware Corporation (“Buyer”), and Northeast Generation Services Company, a Connecticut corporation (“NGS”), Select Energy, Inc., a Connecticut corporation (“Select”), and Northeast Utilities Service Company, a Connecticut corporation (“NUSCO”) (NGS, Select and NUSCO are each individually referred to herein as a “Seller” and are referred to collectively herein as “Sellers”).  Each of the Sellers and Buyer are referred to herein as a “Party” or collectively as the “Parties.”

WHEREAS, contemporaneously with the execution of this Related Purchase Agreement, Buyer has entered into an agreement (the “NGC SPA”) to purchase from NU Enterprises, Inc. (“NUEI”) all of the issued and outstanding stock of Northeast Generation Company (“NGC”) which owns the pumped storage, conventional hydro, and jet fuel generating facilities listed in Schedule 1 (the “NGC Facilities”);

WHEREAS, NGS manages, operates and maintains the NGC Facilities and provides administrative services to NGC pursuant to the Management and Operation Agreement between NGC and NGS, dated as of January 1, 2000, as amended (the “NGC-NGS M&OA”);

WHEREAS, NGC sells 100% of the net output of the NGC Facilities to Select pursuant to the Select and NGC Power Purchase and Sales Agreement, dated as of December 27, 1999, as amended (the “NGC-Select Power Agreement”), and Select provides certain services to NGC pursuant to the Agency Agreement between NGC and Select, dated June 18, 2004 (the “NGC-Select Agency Agreement”);

WHEREAS, NUSCO provides certain corporate center services to NGC pursuant to the Service Contract between NGC and NUSCO, dated January 4, 1999, as amended (the “NGC-NUSCO Services Agreement”);

WHEREAS, NGS, Select, NUSCO, NGC and NUEI are each wholly-owned direct or indirect subsidiaries of Northeast Utilities;

WHEREAS, the NGC-NGS M&OA, the NGC-Select Agency Agreement and the NGC-NUSCO Services Agreement will be terminated on or before the Closing Date (as defined below);

WHEREAS, Buyer desires to purchase and assume, and Sellers desire to sell and assign, or cause to be sold or assigned, the Related Assets (as defined in Section 2.1 below) and certain associated liabilities upon the Closing as more fully described herein, upon the terms and conditions set forth in this Related Purchase Agreement;

NOW THEREFORE, in consideration of the covenants, representations, warranties, and mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Definitions.

“Acceptable Guarantor” means Energy Capital Partners I, LP, a Delaware limited partnership or a substitute entity acceptable to the Sellers in their sole discretion.

“Acceptable Guaranty” means a guaranty issued by an Acceptable Guarantor, substantially in the form attached hereto as Exhibit C or such other form of performance assurance that is acceptable to Sellers in their sole discretion.

“Acceptable Letter of Credit” means a letter of credit in the form attached hereto as of Exhibit D.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

“Ancillary Agreements” means, collectively, the Assignment and Assumption Agreement, the Bill of Sale, the Acceptable Guaranty and the Seller Guaranty.

Assignment and Assumption Agreement” means the agreement by which Sellers shall assign or cause to be assigned certain rights, liabilities and obligations and Buyer shall assume the Assumed Liabilities, in substantially the form attached hereto as Exhibit B.

“Assumed Liabilities” is defined in Section 2.3.

“Authority Representations” is defined in Section 9.1.

“Bill of Sale” means the form of bill of sale by which the title to personal property shall be conveyed to Buyer, substantially in the form attached hereto as Exhibit A.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are legally closed for business in Hartford, Connecticut or New York, New York.

“Buyer” is defined in the introductory paragraph.

“Buyer Indemnified Parties” is defined in Section 9.3.

“Buyer’s Regulatory Approvals” means those consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Authorities required in connection with the execution, delivery or performance hereof by Buyer set forth on Schedule 6.1(c) attached hereto.

“Cash” means cash and Cash Equivalents (including marketable securities and short term investments) calculated in accordance with GAAP.

“Cash Equivalents” means cash equivalents as determined in accordance with GAAP and consistent with the Sellers’ past practices used in the preparation of the balance sheets and financial statements.

“Closing” is defined in Section 2.9.

“Closing Adjustment” is defined in Section 2.6(b).

“Closing Date” is defined in Section 2.9.

“Closing Month Capacity Payment” is defined in Section 2.8.

“Closing Month ISO Charges” is defined in Section 2.8.

“Closing Purchase Price” is defined in Section 2.5.

“Closing Statement” is defined in Section 2.6(c).

“Code” means the Internal Revenue Code of 1986, as amended from time to time or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code as amended from time to time or any successor law.

“Collective Bargaining Agreements” means, collectively, (i) the Agreement between Northeast Utilities Service Company/ Hydro (Cabot Station) and the International Brotherhood of Electrical Workers Local Union 455, dated as of October 1, 2004, and (ii) the Agreement between Northeast Generation Services and Locals Number 420 and 457 of the International Brotherhood of Electrical Workers AFL-CIO, dated as of June 1, 2005.

“Commercially Reasonable Efforts” means efforts that are reasonably within the contemplation of the Parties at the Effective Date and that do not require the performing Party to expend any funds other than expenditures that are customary and reasonable in transactions of the kind and nature contemplated by this Related Purchase Agreement in order for the performing Party to satisfy its obligations hereunder.

“Company” means the Northeast Generation Company, a Connecticut corporation.

 “Contracts” is defined in Section 2.1(d).

“Controlled Group” is defined in Section 3.10(c).

“CPR” is defined in Section 11.20(b).

“Disclosing Party” is defined in the definition of Proprietary Information.

“Effective Date” means the date on which this Related Purchase Agreement has been duly executed and validly delivered by the Parties.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan, program or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan, program or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan, program or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan or material fringe benefit plan or program or arrangement, or (e) profit sharing, bonus, stock option, stock purchase, equity, stock appreciation, deferred compensation, incentive, severance, employment, change in control, fringe benefit, agreement, program, policy or other arrangement whether or not subject to ERISA  .

“Employee Pension Benefit Plan” is defined in ERISA §3(2).

“Employee Welfare Benefit Plan” is defined in ERISA §3(1).

“Enhanced Severance” means with respect to a Non-Represented Plant Employee or a Non-Represented Support Employee (a) an amount equal to two (2) weeks of salary (based on such Person’s base salary immediately preceding the date of termination of employment) for each full year of credited service of such Person with Sellers or their Affiliates and Buyer, measured as continuous service in the case of any year in which such Person was employed by both Sellers or their Affiliates and Buyer, subject to a minimum of twelve (12) weeks and a maximum of fifty-two (52) weeks of such salary paid bi-monthly, less applicable federal, state, Social Security and Medicare Tax withholdings, (b) payment of such employee’s payments for the employee and any applicable dependents of the employee (other than co-pay and deductibles) pursuant to COBRA for a period of six (6) months following termination, and (c) the provision of outplacement services of duration and of a nature consistent with Sellers’ and their Affiliates’ practices with respect to the divestiture of their respective competitive businesses as in effect immediately preceding the Closing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Adjustment” is defined in Section 2.6(b).

“Estimated Closing Statement” is defined in Section 2.6(b).

“Excluded Assets” is defined in Section 2.2.

“Excluded Liabilities” is defined in Section 2.4.

“Exhibits” means the exhibits to this Related Purchase Agreement.

“FERC” means the Federal Energy Regulatory Commission, or its regulatory successor, as applicable.

“FERC Capacity Settlement” is defined in the definition of Material Adverse Effect.

“FIRPTA Affidavit” means the affidavit to be delivered at Closing pursuant to Section 1445(b)(2) of the Code, to establish that each Seller is not a “foreign person” within the meaning of that Section.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Good Industry Practices” means any of the practices, methods and acts engaged in or approved by a significant portion of the power generation industry during the relevant time period, or any of the practices, methods or acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.  Good Industry Practices are not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the region or as required by any Governmental Authority or standards setting agency including but not limited to FERC, ISO New England, the North American Electric Reliability Council, the Northeast Power Coordinating Council, and the Electric Reliability Organization.

“Governmental Authority” means any federal, state, local or other governmental, regulatory or administrative agency, commission, department, board, or other governmental subdivision, court, tribunal, arbitral body or other governmental authority, but excluding Buyer and any subsequent owner of the NGC Facilities (if otherwise a Governmental Authority under this definition).

“Indebtedness” means any of the following:  (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes or other similar instruments; (c) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business; (d) any obligations as lessee under capitalized leases; (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (f) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities; (g) any obligations under commodity swap agreements, commodity cap agreements, interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other similar agreements; and (h) any guaranty of any of the foregoing.

“Indemnified Party” is defined in Section 9.7(a).

“Indemnifying Party” is defined in Section 9.7(a).

“Independent Appraiser” is defined in Section 2.7.

“Initial Purchase Price” is defined in Section 2.5.

“Intellectual Property” means all (a) patents, patent applications, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how, whether or not patented or patentable; (b) copyrights and works of authorship in any media, including computer hardware, software, firmware, applications, files, systems, networks, databases and compilations, documentation and related textual works, graphics, advertising, marketing and promotional materials, photographs, artwork, drawings, articles, textual works, and Internet site content, and all registrations of and applications to register regarding the forgoing; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos trade dress and other source indicators, all registrations of and applications to register regarding the foregoing together with all translations, adaptations, derivations and combinations thereof and including all goodwill of any business symbolized thereby; (d) trade secrets, drawings, blueprints and all non-public, confidential or proprietary information, documents, materials, analyses, research and lists; (e) rights to sue for past, present and future infringement, misappropriation, dilution or other violations thereof; (f) rights in licenses to or from a third party in any of the foregoing; and (g) all tangible embodiments thereof.

“Intercompany Agreements” is defined in Section 2.2(e).

“Interim Period” means that period of time commencing on the Effective Date and ending on the Closing Date.

“Investment Grade” means a rating of at least BBB- by S&P or Baa3 by Moody’s.

“IRS” means the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of Treasury.

“ISO New England” means ISO New England Inc.

“Knowledge” means (i) with respect to Sellers, the actual knowledge, after due inquiry, of Dennis R. Brown, James A. Ginnetti, John J. Roman, Stephen A. Stites or Wade Hoefling, and (ii) with respect to Buyer, the actual knowledge, after due inquiry, of Sarah Wright, Scott Helm, Andrew Singer, Steve Herman or Rahul Advani.

“Laws” means all laws, rules, statutes, regulations, codes, injunctions, judgments, orders, decrees, rulings, interpretations, constitution, ordinance, common law, or treaty, of any Governmental Authority or any foreign, international, or multinational government or administration and related agencies.

“Leased Vehicles” is defined in Section 2.1(g).

“Leases” is defined in Section 2.1(b).

“Liability” or “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, security interest, charge, claim, equitable interest, encumbrance, restriction on transfer, conditional sale or other title retention device or arrangement (including, without limitation, a capital lease), transfer for security for the payment of any Indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

“Locals” means, collectively, (i) the International Brotherhood of Electrical Workers, Local Union Nos. 420 and 457 and (ii) the International Brotherhood of Electrical Workers, Local Union 455.

“Losses” is defined in Section 9.3.

“Material Adverse Effect” means with respect to any Person or entity, any change, effect, event, occurrence or state of facts that, individually or together with all such other changes,

effects, events, occurrences or facts, (i) is, or would reasonably be expected to be, materially adverse to the business, assets, properties, financial condition or results of operations of such Person and its subsidiaries taken as a whole or such entity or (ii) prevents, or can reasonably be expected to prevent, the performance by the affected Party of any of its material obligations under this Related Purchase Agreement or the consummation of the transactions contemplated by this Related Purchase Agreement; provided that Material Adverse Effect shall not include any change, event, effect, or occurrence (or changes, events, effects or occurrences taken together) generally affecting the international, national, regional, local wholesale or retail electric or gas industry as a whole or electric generating facilities or their operations or operators as a whole that does not affect the NGC Facilities or the Parties in any manner or degree significantly different than the industry as a whole, including but not limited to:  (a) changes in markets for electric power, natural gas or fuel used in connection with the NGC Facilities, (b) changes in market design and pricing (including but not limited to either the implementation of, or the failure to implement, an alternative capacity pricing mechanism such as but not limited to the mechanism accepted by FERC on June 16, 2006 in Devon Power LLC, 115 FERC ¶ 61,340 (c) changes resulting from or associated with acts of war or terrorism or changes imposed by a Governmental Authority associated with additional security to address the events of September 11, 2001 or similar acts of terrorism, or (d) changes (individually or taken together) in the North American, national, regional or local electric transmission systems or operations thereof; and provided, further, that any loss, claim, occurrence, change or effect that is cured prior to the Closing Date shall not be considered a Material Adverse Effect.

“Mt. Tom Purchase Agreement” means that certain Purchase and Sale Agreement, between Holyoke Water Power Company and Mt. Tom Generating Company LLC, an Affiliate of Buyer, dated as of the date hereof.

“Multiemployer Plan” is defined in ERISA §3(37).

“NGC” is defined in the Recitals.

“NGC Assets” means the “Assets” as defined in the NGC SPA.

“NGC Facilities” is defined in the Recitals.

“NGC-NGS M&OA” is defined in the Recitals.

“NGC-NUSCO Services Agreement” is defined in the Recitals.

“NGC-Select Agency Agreement” is defined in the Recitals.

“NGC-Select Power Agreement” is defined in the Recitals.

“NGC SPA” is defined in the Recitals.

“NGC SPA Closing Date” means the date and time defined as the “Closing Date” in the NGC SPA upon which the transaction contemplated by the NGC SPA shall be consummated in accordance with the NGC SPA.

“NGS” is defined in the introductory paragraph.

“Non-Represented Plant Employees” is defined in Section 5.6(b).

“Non-Represented Support Employees” is defined in Section 5.6(c).

“NU” means Northeast Utilities, a Massachusetts business trust.

“NUEI” is defined in the Recitals.

“NUSCO” is defined in the introductory paragraph.

“Party” and “Parties” are defined in the introductory paragraph.

“Permits” means all certificates, licenses, permits, registrations, authorizations, approvals, consents, orders, decisions and other actions of a Governmental Authority pertaining to a particular Related Asset or the NGC Facilities, or the ownership, operation or use thereof.

“Permitted Encumbrances” means any of the following: (i) Liens for Taxes or other charges or assessments by any Governmental Authority to the extent that the payment thereof is not in arrears or otherwise due or is being contested in good faith (in the case of any such contest in good faith, where adequate reserves have been established to the extent required by GAAP); (ii) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable laws or other social security regulations; (iii) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, statutory or common law liens to secure claims for labor, materials or supplies and other like liens, that, in the case of clauses (i) and (iii), inclusive, secure obligations to the extent that payment thereof is not in arrears or otherwise due and that have been incurred under Good Industry Practices; (iv) any Lien with respect to the Related Assets that arises under Good Industry Practices (other than any Lien in favor of Seller or any Affiliate of Seller) and the foreclosure of which is not material to the operation or use of the Related Assets in the business of Sellers as conducted on the Effective Date; and (vii) any Lien or title imperfection with respect to the Related Assets created by or resulting from any act or omission of Buyer.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, a limited liability company, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Proprietary Information” means all information about any Party (the “Disclosing Party”) or its properties or operations furnished to the other Party (the “Receiving Party”) or its Representatives by the Disclosing Party or its Representatives, regardless of the manner or medium in which it is furnished, provided that from and after the Closing Date any information regarding the Related Assets shall be deemed Proprietary Information of Buyer and not Proprietary Information of such Seller and to the extent such information is in the possession of such Seller, such Seller shall be deemed to have received such information from the Buyer on a confidential basis.  Proprietary Information does not include information that (a) is or becomes generally available to the public, other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Related Purchase Agreement; (b) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Disclosing Party or its Representatives; (c) becomes available to the Receiving Party on a nonconfidential basis from a Person, other than the Disclosing Party or its Representatives, who, to the Receiving Party’s actual knowledge, is not otherwise bound by a confidentiality agreement with the Disclosing Party or its Representatives, or is not otherwise under any obligation to the Disclosing Party or any of its Representatives not to transmit the information to the Receiving Party or its Representatives; or (d) Buyer or its Affiliates disclose to their actual or potential financing sources (including lenders and agents therefor), actual or potential commodity hedge or interest rate swap providers or rating agencies and their respective attorneys, consultants and advisors, provided that this clause (d) shall permit the disclosure of such information by Buyer and its Affiliates only to the parties enumerated in this clause (d).

“Purchase Price” is defined in Section 2.5.

“Purchase Price Adjustment” is defined in Section 2.6.

“Receiving Party” is defined in the definition of Proprietary Information.

“Related Assets” is defined in Section 2.1.

“Related Assets Employees” is defined in Section 5.6(c).

“Related Assets Employees’ Records” mean all personnel records maintained by Sellers relating to the Related Assets Employees to the extent such files contain (i) names, addresses, dates of birth, job titles and descriptions; (ii) starting dates of employment; (iii) salary and benefits information; (iv) resumes and job applications; and (v) any other documents that neither Sellers nor their Affiliates are prohibited by Law to deliver to Buyer.  To the extent the consent of a Related Assets Employee is required in order for Sellers or their Affiliates to deliver a document which is part of the Related Assets Employees’ Records to Buyer, Sellers agree to use Commercially Reasonable Efforts to secure such consent.

“Related Purchase Agreement” is defined in the introductory paragraph.

“Related Transactions” means the transactions contemplated by the NGC SPA and Related Purchase Agreement.

“Representative” means, as to any Person, such Person’s Affiliates and actual or prospective lenders and its and their directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants).

“Represented Employees” is defined in Section 5.6(a).

“Schedule” means a schedule to this Related Purchase Agreement.

“Schedule Update” is defined in Section 5.4(c).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Select” is defined in the introductory paragraph.

“Seller” or “Sellers” is defined in the introductory paragraph.

“Seller Employee Benefit Plan” is defined in Section 2.4(g).

“Seller Guaranty” means a guaranty issued by NU, substantially in the form attached hereto as Exhibit E, or such other form of performance assurance that is acceptable to Buyer in its sole discretion.

“Seller Indemnified Parties” is defined in Section 9.4.

“Sellers’ Regulatory Approvals” means those consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Authorities required in connection with the execution, delivery or performance hereof by Sellers set forth on Schedule 6.2(c)attached hereto.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and any payments to any federal, state, local or foreign taxing authorities in lieu of any such tax .

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party” means a Person who is not a Party or an Affiliate of a Party.

“Third Party Claim” is defined in Section 9.7(a).

“Transferable Permits” is defined in Section 2.1(c).

“WARN Act” means the Federal Worker Adjustment Retraining and Notification Act of 1988, as amended.

2.

Acquisition of Assets by Buyer.

2.1.

Purchase and Sale of Assets.  Each Seller agrees to sell, assign and transfer, or cause to be sold, assigned and transferred to Buyer, and Buyer agrees to purchase from such Sellers at the Closing, subject to and upon the terms and conditions contained herein, free and clear of any Lien, except for Permitted Encumbrances, all of the right, title and interest of each Seller or an Affiliate of such Seller, as applicable, in and to the following assets owned by Sellers or such Affiliates used or held for use in the operation of, the NGC Facilities (collectively, the “Related Assets”):

(a)

the machinery, equipment, furniture, boats, vehicles and Intellectual Property (subject to Section 2.2(d)) and, with respect to Intellectual Property licensed from a third party, only to the extent assignable to Buyer on commercially reasonable terms), set forth on Schedule 2.1(a), all applicable warranties against manufacturers or vendors, to the extent that such warranties are transferable and all items of personal property due under applicable warranties, in each case as in existence on the Effective Date, but excluding such items disposed of by Sellers in the ordinary course of business during the Interim Period in accordance with this Related Purchase Agreement, and including such additional items as may be acquired by Sellers for use in connection with the Related Assets or the NGC Facilities in the ordinary course of business during the Interim Period in accordance with this Related Purchase Agreement;

(b)

all rights with respect to leasehold interests and subleases and rights thereunder relating to real property set forth on Schedule 2.1(b) (the “Leases”);

(c)

all Permits held by Sellers relating to operation of the NGC Facilities listed on Schedule 2.1(c), but only if and to the extent that such Permits are transferable by Sellers to Buyer by assignment or otherwise (including, without limitation, upon request or application to a Governmental Authority, or which will pass to Buyer as successor in title to the Related Assets by operation of Law (the “Transferable Permits”);

(d)

those contracts, agreements and personal property leases which are related to the ownership, use or operation of the NGC Facilities and which are set forth in Schedule 2.1(d) (the “Contracts”); provided that Sellers shall retain the rights and interests under any Contract to the extent such rights and interests provide for indemnity and exculpation rights for pre-Closing occurrences for which any Seller or any of their Affiliates remain liable under this Related Purchase Agreement;

(e)

all books, operating records, engineering designs, blueprints, as-built plans, specifications, procedures, studies, reports and equipment repair, safety, maintenance or service records of Sellers relating primarily to the operation of the NGC Facilities, including the Related Assets Employees’ Records but expressly excluding financial records, employees records (other than the Related Assets Employees’ Records) and books of account (subject to the right of Sellers and their Affiliates to retain copies of same for their use);

(f)

all rights of Sellers in and to any causes of action against a Third Party relating to any Related Asset or Assumed Liability, whether received as a payment or credit against future liabilities, including, without limitation, insurance proceeds, condemnation awards and cash payments under warranties covering the Related Assets to the extent such payments relate to Related Assets or Assumed Liabilities; and

(g)

all right, title and interest of Sellers in the leased vehicles set forth on Schedule 2.1(g) to the extent that Sellers or their Affiliates have purchased or otherwise taken title to such leased vehicles as of the Closing Date (the “Leased Vehicles”), subject to the Purchase Price adjustment set forth in Section 2.6(a).

2.2.

Excluded Assets.  Notwithstanding anything to the contrary in this Related Purchase Agreement, there shall be excluded from the Related Assets to be sold, assigned, transferred, conveyed or delivered to Buyer hereunder, and to the extent in existence on the Closing Date, there shall be retained by Sellers, as applicable, any and all right, title or interest to the following assets, properties and rights (collectively, the “Excluded Assets”):

(a)

all Cash, accounts and notes receivable, checkbooks and canceled checks, bank deposits and property or income tax receivables or any other Tax refunds to the extent allocable to a period ending on or before the Closing Date;

(b)

all rights of Sellers in and to any causes of action against a Third Party relating to any period ending prior to the Closing Date, whether received as a payment or credit against future liabilities, including, without limitation, any rights or interests in respect of any refunds relating to property Taxes paid by any Seller for periods ending on the Closing Date, as such Taxes are to be prorated in accordance with Section 2.8, insurance proceeds, condemnation awards and cash payments under warranties covering the Related Assets or the NGC Facilities to the extent such payments relate to assets repaired or replaced prior to the Closing Date, Excluded Assets or Excluded Liabilities, but excluding any such rights of Sellers to the extent the associated Third Party claims relate to an Assumed Liability;

(c)

all rights of Sellers, as applicable, to the words “NGS”, “Northeast Generation Services Company”, “Select”, “Select Energy, Inc.”, “Northeast Utilities Service Company”, “NUSCO” and any Trademarks which are composed of or comprise any derivative;

(d)

all rights, benefits and interest in all purchase orders, licenses or contracts not included in Related Assets and not assigned to the Buyer (including without limitation any software licenses or contracts not specifically listed on Schedule 2.1(a)); and

(e)

any and all of Sellers’ rights in any contract representing an intercompany transaction or agreement between a Seller and an Affiliate of such Seller, whether or not such transaction or agreement relates to the provisions of goods or services, payment arrangements, intercompany charges or balances or the like (the “Intercompany Agreements”).

2.3.

Assumption of Liabilities.  On the terms and subject to the conditions set forth herein, from and after the Closing, Buyer will assume and satisfy or perform all of the Liabilities of Sellers, in respect of, or otherwise arising from the operation or use of the Related Assets other than the Excluded Liabilities (as set forth in Section 2.4 below) (the “Assumed Liabilities”):

(a)

all Liabilities under (i) the Contracts, the Leases and the Transferable Permits in accordance with the terms thereof, and (ii) the contracts, leases, commitments and other agreements entered into by Sellers with respect to the NGC Facilities or the Related Assets during the Interim Period consistent with the terms of this Related Purchase Agreement; except in each case, to the extent such Liabilities, but for a breach or default by Sellers, would have been paid, performed or otherwise discharged on or prior to the Closing Date, or to the extent the same arise out of any such breach or default, or to the extent the same relate to performance rendered to Sellers prior to the Closing Date;

(b)

all Liabilities under the Permitted Encumbrances;

(c)

all Liabilities relating to employees for which Buyer is responsible under Section 5.6;

(d)

all Liabilities with respect to claims and causes of action set forth on Schedule 3.9 as of the date hereof; and

(e)

all other Liabilities expressly allocated to Buyer in this Related Purchase Agreement or in any of the Ancillary Agreements.

2.4.

Excluded Liabilities.  Buyer shall not assume or be responsible for the performance of any the following Liabilities (collectively, the “Excluded Liabilities”):

(a)

any Liability of Sellers in respect of or otherwise arising from the operation or use of the Excluded Assets or any other assets of Sellers or any Affiliate of Sellers that are not Related Assets;

(b)

any Liability of Sellers to any Affiliate of Sellers or any officer, director or shareholder of Sellers, including without limitation, pursuant to Intercompany Agreements, except as specifically provided in Section 5.6;

(c)

any Liability of Sellers or any Affiliate of Sellers in respect of any indebtedness;

(d)

Liability for accounts or notes payable or outstanding checks or drafts, to the extent allocable to a period ending on or before the Closing Date;

(e)

any Liability of Sellers arising from the making or performance of this Related Purchase Agreement or an Ancillary Agreement or the transactions contemplated hereby or thereby;

(f)

any Liability of Sellers in respect of obligations for goods delivered or services rendered prior to the Closing Date or other Liabilities under contracts, leases or Permits which Buyer has not assumed pursuant to Section 2.3(a);

(g)

any Liability arising out of or in connection with any Employee Benefit Plan established or maintained by Sellers or to which Sellers contribute or otherwise has any Liabilities with respect to (each such plan, a “Seller Employee Benefit Plan”) or any Liability for the termination of any such Seller Employee Benefit Plan;

(h)

any Liability for any compensation or benefits accruing prior to the Closing Date, under the terms or provisions of any Seller Employee Benefit Plan or the Collective Bargaining Agreements, or otherwise relating to any of the Related Assets Employees, other than the Liabilities assumed by Buyer under Section 5.6;

(i)

any Liability relating to any employees of Sellers or its Affiliates who do not become Related Assets Employees pursuant to Section 5.6;

(j)

except as otherwise expressly set forth in this Related Purchase Agreement, any Liability of Sellers relating to any claim or cause of action in respect of the operation or use of the NGC Facilities on or prior to the Closing Date, regardless of when such action is commenced, other than the claims and causes of action set forth on Schedule 3.10 as of the date hereof;

(k)

except as otherwise expressly set forth in this Related Purchase Agreement, any Liability of Sellers for any fines or penalties imposed by a Governmental Authority resulting from (x) any investigation or proceeding pending on or prior to the Closing Date or relating to events occurring or conditions arising on or prior to the Closing Date or (y) illegal acts, violation of Permits or willful misconduct of Sellers on or prior to the Closing Date; and

(l)

any Liability in respect of Taxes imposed on or attributable to the Related Assets for taxable periods ending on or before the Closing Date as such Taxes are to be pro rated in accordance with Section 2.8, or any Liability in respect of Taxes imposed on Sellers (or any member of an affiliated group of corporations within the meaning of Section 1504 of the Code of which Sellers are or have been a member) for any taxable period, except those Taxes for which Buyer is liable pursuant to Section 8.

2.5.

Purchase Price.  Buyer agrees to assume the Assumed Liabilities and pay to Sellers at the Closing an aggregate amount equal to Five Hundred and Thirty-Five Thousand Dollars ($535,000) (the “Initial Purchase Price”) plus or minus amounts to account for (i) the Estimated Adjustment to the Initial Purchase Price to be made as of the Closing under Section 2.6(b), and (ii) the pro rations to be made as of the Closing under Section 2.8(a), (the Initial Purchase Price, as so adjusted, shall be referred to herein as the “Closing Purchase Price”).  The Closing Purchase Price shall be payable at the Closing in cash by wire transfer to Sellers in accordance with written instructions of Sellers given to Buyer at least three (3) Business Days prior to the Closing.  Following the Closing, the Closing Purchase Price shall be subject to adjustment pursuant to Sections 2.6(c) and 2.8(b), and the Closing Purchase Price, as so adjusted pursuant to such Sections, shall be herein referred to as the “Purchase Price.”

On the Effective Date, Buyer shall deliver to Sellers an Acceptable Guaranty and an Acceptable Letter of Credit and shall, pursuant to Section 5.8, cause such Acceptable Guaranty and such Acceptable Letter of Credit to be maintained to secure the payment of the Purchase Price through the Closing Date.

2.6.

Adjustments to Initial Purchase Price.  The Initial Purchase Price shall be increased or reduced as set forth in Sections 2.6(a) and (b), and the Closing Purchase Price shall be subject to adjustment as set forth in Section 2.6(c).  Such increases or reductions, as the case may be, shall be referred to herein as the “Purchase Price Adjustment” and shall be determined and paid as set forth below:

(a)

The Initial Purchase Price shall be increased to account for any amount paid for in full by Sellers in connection with the purchase of the vehicles identified as Leased Vehicles on Schedule 2.1(g).

(b)

At least twenty (20) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Buyer an estimated Closing Statement (the “Estimated Closing Statement”) that shall set forth Sellers’ best estimate of the adjustments to the Initial Purchase Price required by Section 2.6(a) (the “Estimated Adjustment”).  The Initial Purchase Price shall be adjusted (the “Closing Adjustment”) for the Closing by the amount of the Estimated Adjustment.

(c)

Within ninety (90) days following the Closing Date, Sellers shall prepare and deliver to Buyer a closing statement that shall set forth Sellers’ computation of the final Purchase Price Adjustment based on Sections 2.6(a) and (b) and the components thereof taking into account actual data (the “Closing Statement”).  Within twenty (20) days following the delivery of the Closing Statement by Sellers to Buyer, Buyer may object to the Closing Statement in writing.  Sellers agree to cooperate with Buyer to provide to Buyer or Buyer’s Representatives information used to prepare the Closing Statement and information relating thereto.  If Buyer objects to the Closing Statement, the Parties shall attempt to resolve such dispute by negotiation.  If the Parties are unable to resolve such dispute within twenty (20) days of any objection by Buyer, the Parties shall appoint PricewaterhouseCoopers, or, if PricewaterhouseCoopers is not available, another nationally recognized accounting firm not the external auditing firm of either Buyer or Sellers, to be mutually agreed upon by the Parties, who shall, at Sellers’ and Buyer’s joint expense, review the Closing Statement and determine the appropriate Purchase Price Adjustment under this Section 2.6.  The agreed upon Closing Statement or the finding of such accounting firm, as the case may be, shall be used to determine the Purchase Price Adjustment and shall be binding on the Parties.  Upon the determination of the Purchase Price Adjustment, the Parties owing a balance on account of the Purchase Price Adjustment shall deliver the balance due to the other Parties no later than two (2) Business Days after such determination in immediately available funds or in any other manner as reasonably requested by the payee.  The balance due shall be determined by offsetting against each Party’s credits and debits arising from the Purchase Price Adjustment the credits and debits accorded to each Party in the Closing Statement on account of the Estimated Adjustment.   The acceptance by Buyer and Sellers of the Purchase Price Adjustment shall not constitute or be deemed to constitute a waiver of the rights of any Party in respect of any other provision of this Related Purchase Agreement.

2.7.

Allocation of Purchase Price.  Buyer and Sellers shall use their good faith best efforts to agree upon an allocation among the Acquired Assets of the sum of the Purchase Price and the Assumed Liabilities consistent with Section 1060 of the Code and the Treasury

Regulations thereunder within sixty (60) days after the Closing Date (or such later date as the Parties may mutually agree).  Buyer and Sellers may jointly agree to obtain the services of an independent engineer or appraiser (the “Independent Appraiser”) to assist the Parties in determining the fair value of the Acquired Assets solely for purposes of such allocation under this Section 2.7.  If such an appraisal is made, Buyer and Sellers agree to accept the Independent Appraiser’s determination of the fair value of the Acquired Assets.  The cost of the appraisal shall be borne equally by Buyer and Sellers, such that Buyer shall pay fifty percent (50%) of such cost and Sellers collectively shall pay fifty percent (50%) of such cost.  Each of Buyer and Sellers agree to file Internal Revenue Service Form 8594 (“Form 8594”) and all federal, state, local and foreign Tax Returns in accordance with such agreed allocation (giving effect to mutually-agreed upon adjustments as a result of adjustments to the Closing Purchase Price pursuant to Section 2.6 and Section 2.8).  Each of Buyer and Sellers shall report the transactions contemplated by this Related Purchase Agreement and the Ancillary Agreements for federal Income Tax and all other Tax purposes in a manner consistent with the allocation, if agreed-upon or determined by the Independent Appraiser in each case pursuant to this Section 2.7.  In each case, each of Buyer and Sellers agree to provide the other promptly with any other information required to complete Form 8594.  Each of Buyer and Sellers shall notify and provide the other with reasonable assistance in the event of an examination, audit or other proceeding regarding the agreed upon allocation of the Purchase Price.

2.8.

Proration.

(a)

Buyer and Sellers agree that all of the items listed below and such others as are mutually agreed to by the Parties, relating to the business and operations of the Related Assets, will be prorated as of the Closing Date, with Sellers liable to the extent such items relate to any period through the Closing Date, and Buyer liable to the extent such items relate to periods after the Closing Date: (i) personal property, occupancy and water Taxes, assessments and other charges, if any, on or associated with the Related Assets; (ii) rent and other items payable by or to Sellers under any of the Contracts or Leases assigned to and assumed by Buyer hereunder; (iii) any Permit, license, registration or fees with respect to any Transferable Permit associated with the Related Assets; (iv) the value of capacity or transition payment attributed to the NGC Facilities under the FERC Capacity Settlement or prevailing capacity market rules for the month in which the Closing occurs (the “Closing Month Capacity Payment”); and (v) charges from ISO New England allocated to any Seller as the owner of the Load Asset and/or Generation Asset with respect to the NGC Facilities for the month in which the Closing occurs (the “Closing Month ISO Charges”). Subject to Section 2.8(b), not less than five (5) Business Days prior to the Closing Date, the Parties shall agree upon the sum of the net amount of the prorated amounts to which either Sellers or Buyer shall be entitled pursuant to this Section 2.8(a) and the Initial Purchase Price shall be adjusted to reflect such net amount.

(b)

If the amount of one or more Taxes, fees or other liabilities, including without limitation the Closing Month Capacity Payment and the Closing Month ISO Charges, to be prorated in accordance with Section 2.8(a) is not known or determinable on or prior to the Closing Date, the amounts to be prorated upon the Closing in accordance with Section 2.8(a) shall (i) in the case of Taxes, fees or other liabilities (other than the Closing Month Capacity Payment and the Closing Month ISO Charges)

be based upon the actual Taxes, fees or other liabilities for the preceding year (or appropriate period) for which such actual Taxes, fees or liabilities are available, and (ii) in the case of the Closing Month Capacity Payment and the Closing Month ISO Charges, be based on a reasonable estimate of such charges by Sellers.  The amount of Taxes, fees or other liabilities prorated upon the Closing pursuant to Section 2.8(a), including without limitation the Closing Month Capacity Payment and the Closing Month ISO Charges, shall be adjusted upon the request of either Sellers, on the one hand, or Buyer, on the other hand, made within sixty (60) days of the date the actual amounts become available.  Sellers and Buyer agree to furnish each other with such documents and other records that may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 2.8.

2.9.

The Closing.  Unless otherwise agreed to by the Parties, the closing of the transactions contemplated by this Related Purchase Agreement (the “Closing”) shall take place at the offices of Day, Berry & Howard LLP, 185 Asylum Street, Hartford, CT, on the NGC SPA Closing Date, it being the intent of the Parties that the transactions contemplated by this Related Purchase Agreement close contemporaneously with the closing of the transactions contemplated by the NGC SPA.  The date of Closing is hereinafter called the “Closing Date” and shall be effective for all purposes herein as of 12:01 a.m. Eastern time on the Closing Date.

2.10.

Deliveries by Sellers at the Closing.  At the Closing, Sellers shall deliver the following to Buyer, duly executed and properly acknowledged, if appropriate:

(a)

the Bill of Sale, substantially in the form attached hereto as Exhibit A, for the tangible personal property included in the Related Assets;

(b)

the Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B, in recordable form if necessary;

(c)

a FIRPTA Affidavit executed by Sellers;

(d)

certificates of title for the vehicles and boats which are part of the Related Assets;

(e)

all attornment agreements, notices and other documents and instruments required for the assignment or other transfer of the Leases from Sellers to Buyer, which agreements, notices, documents and instruments shall, upon the reasonable request of Buyer, be in recordable form;

(f)

copies of all consents, waivers or approvals obtained by Sellers with respect to the Related Assets, the transfer of the Transferable Permits or the consummation of the transactions contemplated by this Related Purchase Agreement and the Ancillary Agreements, to the extent specifically required under this Related Purchase Agreement or the Ancillary Agreements;

(g)

a certificate from an authorized officer of Sellers, dated the Closing Date, to the effect that, to such officer’s Knowledge, the conditions set forth in Sections 6.1(a), (b) and (c) have been satisfied;

(h)

a copy, certified by the Secretary or an Assistant Secretary of Sellers, of corporate resolutions authorizing the execution and delivery of this Related Purchase Agreement and the Ancillary Agreements and instruments attached as exhibits hereto and thereto, and the consummation of the transactions contemplated hereby and thereby;

(i)

a certificate of the Secretary or an Assistant Secretary of Sellers which shall identify by name and title and bear the signature of the officers of Sellers authorized to execute and deliver this Related Purchase Agreement and the Ancillary Agreements and instruments attached as exhibits hereto and thereto; and

(j)

all such other instruments of sale, transfer, conveyance, assignment or assumption as Buyer and its counsel may reasonably request in connection with the sale of the Related Assets.

2.11.

Deliveries by Buyer at the Closing.  At the Closing, Buyer shall deliver to Sellers, properly executed and acknowledged, if appropriate:

(a)

the Closing Purchase Price;

(b)

the Assignment and Assumption Agreement, substantially in the form attached hereto as Exhibit B to this Related Purchase Agreement, duly executed by Buyer, and if necessary or desirable to Sellers, in recordable form;

(c)

a certificate from an authorized officer of Buyer, dated the Closing Date, to the effect that, to such officer’s Knowledge, the conditions set forth in Sections 6.2(a), (b), and (c) have been satisfied;

(d)

a copy, certified by the Secretary or Assistant Secretary of Buyer, of resolutions authorizing the execution and delivery of this Related Purchase Agreement and the Ancillary Agreements and instruments attached as exhibits hereto and thereto, and the consummation of the transactions contemplated hereby and thereby;

(e)

a certificate of the Secretary or Assistant Secretary of Buyer which shall identify by name and title and bear the signature of the officers of Buyer authorized to execute and deliver this Related Purchase Agreement and the Ancillary Agreements and instruments attached as exhibits hereto and thereto; and

(f)

all such other instruments of purchase, sale, transfer, conveyance, delivery, receipt, assignment or assumption as Sellers and their counsel may reasonably request in connection with the sale or purchase of the Related Assets or assumption of the Assumed Liabilities.

3.

Representations, Warranties and Disclaimers of Sellers.

Each Seller, severally as to those representations and warranties involving such Seller only, represents and warrants to Buyer that each of the statements set forth below is true and correct in all respects as of the Effective Date and will be true and correct as of the Closing Date, provided that an exception or qualification set forth in any Schedule with respect to a particular representation and warranty shall be deemed to be an exception or qualification with respect to all other applicable representations and warranties to the extent the description of the facts regarding the event, item or matter disclosed is adequate so as to make reasonably clear that such exception or qualification is applicable to such other representations and warranties whether or not such exception or qualification is so numbered:

3.1.

Organization of Seller.  Such Seller is duly organized, validly existing and in good standing under the laws of the State of Connecticut.  Copies of the charter and by-laws of such Seller, each as amended to date, have been heretofore made available to Buyer and are accurate and complete.

3.2.

Authorization of Transaction.  Such Seller has the power and authority (including full corporate power and authority) to execute and deliver this Related Purchase Agreement and the Ancillary Agreements to which it is a party and, subject to receipt of all Sellers’ Regulatory Approvals, to perform its obligations hereunder and thereunder.  All corporate actions or proceedings to be taken by or on the part of such Seller to authorize and permit the due execution and valid delivery by such Seller of this Related Purchase Agreement and the Ancillary Agreements to which it is a party and the instruments required to be duly executed and validly delivered by such Seller pursuant hereto and thereto, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated herein and therein, have been duly and properly taken.  This Related Purchase Agreement and the Ancillary Agreements to which such Seller is a party have been duly executed and validly delivered by such Seller and constitute the legal, valid and binding obligation of such Seller, enforceable in accordance with their terms and conditions.

3.3.

Noncontravention.  Subject to such Seller obtaining the Sellers’ Regulatory Approvals, neither the execution and the delivery of this Related Purchase Agreement or any of the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Sections 2.10(j) and 2.11(f) above), will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, license or other restriction of any Governmental Authority to which such Seller or any of its property is subject or any provision of the charter or by-laws of such Seller, or (b) assuming receipt of all necessary filings, waivers, approvals, consents and authorizations set forth on Schedule 3.3, conflict with, result in a breach of, constitute a default under, result in the acceleration of, trigger any right of first refusal under, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under (with or without the giving of notice, the lapse of time, or both) any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is bound (including without limitation, the Contracts) or to which any of the Related Assets is subject (or result in the imposition of any Lien upon any of the Related Assets), except for matters that will not have a Material Adverse Effect on the NGC Facilities or such Seller or as otherwise disclosed in Schedule 3.3.

3.4.

Brokers’ Fees.  Such Seller has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Related Purchase Agreement for which Buyer could become liable or obligated.

3.5.

Title to Related Assets.  Except as set forth in Schedule 3.5 and except for Permitted Encumbrances, such Seller has good and valid title, or a valid leasehold interest in, such Seller’s Related Assets free and clear of all Liens.

3.6.

Legal and Other Compliance

(a)

Such Seller is in compliance with all current Laws applicable to such Seller’s Related Assets the violation of which could have a Material Adverse Effect on the NGC Facilities, other than as disclosed in Schedule 3.6.

(b)

Schedule 2.1(c) sets forth all Permits held by any Seller that are material to the ownership or operation of NGC Facilities.  Except as would not cause a Material Adverse Effect on the NGC Facilities and as set forth on Schedule 3.6(b): (i) all such Permits are in full force and effect and such Seller is in compliance with all such Permits in all material respects and (ii) such Seller has not received any written notification from any Governmental Authority alleging that it is in material violation of any such Permits and, to such Seller’s Knowledge, there is no such material violation.

3.7.

Taxes.  Such Seller has filed all material Tax Returns that it was required to file, and such Tax Returns are true correct and complete in all material respects.  Such Seller has paid all material Taxes, except where such Seller is contesting the same in good faith by appropriate proceedings and has made adequate provision for the payment of such contested taxes.  Such Seller has made adequate provision for the payment of material Taxes not yet due and payable for all periods through and including the Closing Date.  Except as set forth on Schedule 3.7, no audits, examinations or administrative or judicial proceedings with respect to material Taxes of such Seller are ongoing, pending or proposed in writing by any taxing authority.   None of the Related Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code, directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, or is property required to be treated as being owned by any other person pursuant to the “safe harbor lease” provisions of former Section 168(f)(8) of the Code.

3.8.

Contracts and Leases.  Except as disclosed on Schedule 3.8, (i) each of the Contracts to which such Seller is a party constitutes a valid and binding obligation of such Seller and, to such Seller’s Knowledge, each other party thereto, (ii) such Seller is not in material breach or default in any material respect under any of such Contracts, and, to such Seller’s Knowledge, the other parties to such Contracts are not in material breach or default in any material respect under any thereof (and in each such case no event exists that with the passage of time or the giving of notice would constitute such material breach or default), (iii) subject to receipt of any necessary consents, the Contracts may be transferred to Buyer pursuant to this Related Purchase Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any material rights thereunder, and (iii) such Seller has not received notice from any other party to any Contract of any threatened termination of such Contract.  Such Seller has delivered or made available to Buyer true, correct and complete copies of all of the Contracts and all amendments thereto.

3.9.

Litigation.  Except as disclosed in Schedule 3.9, no action, suit, claim, demand or other proceeding is pending or, to such Seller’s Knowledge, threatened that would be reasonably likely to result in a Material Adverse Effect on NGC Facilities or that questions the validity of this Related Purchase Agreement or the Ancillary Agreements or of any action taken or to be taken pursuant to or in connection with the provisions of this Related Purchase Agreement or the Ancillary Agreements.  Except as disclosed on Schedule 3.9, there are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against such Seller that may be material to such Seller or that impair, estop, impede, restrain, ban or otherwise adversely affect Sellers’ ability to satisfy or perform any of its obligations pursuant to this Related Purchase Agreement under any federal, state or local Law.

3.10.

Employees.

(a)

The Collective Bargaining Agreements are the only collective bargaining agreement that governs the terms and conditions of employment of the Represented Employees at the NGC Facilities.  A true and correct copy of the Collective Bargaining Agreements have heretofore been made available to Buyer.  Except as described in Schedule 3.10(a), and except as to such matters as will not have a Material Adverse Effect on the NGC Facilities: (i) such Seller has not experienced any labor strikes or work stoppages by such employees due to labor disagreements during the two-year period preceding the Effective Date and to such Seller’s Knowledge, none is currently pending; (ii) to such Seller’s Knowledge, such Seller is in compliance with all applicable Laws respecting employment and employment practices, equal employment opportunity, occupational health and safety, affirmative action, terms and conditions of employment and wages and hours; (iii) such Seller has not received written notice from any Governmental Authority of any unfair labor practice charge, complaint or proceeding against such Seller pending or threatened before the National Labor Relations Board or any other Governmental Authority with respect to such employees; (iv) no arbitration, grievance or proceeding arising out of or under the Collective Bargaining Agreement are pending against Seller or its Affiliates; (v) such Seller is in compliance in all material respects with the Collective Bargaining Agreements to which such Seller is a party; and (vi) no charges of discrimination, harassment, or retaliation, or lawsuits by or on behalf of current or former employees employed at or in support of the Facility are pending, or, to the Seller’s Knowledge, threatened against the Seller or its Affiliates.

(b)

Schedule 3.10(b) contains a true and complete list of each Seller Employee Benefit Plan under which any of the Acquired Assets Employees has, as of the Effective Date, any present or future right to benefits as of the Effective Date. With respect to each such Seller Employee Benefit Plan, such Seller has made available to Buyer a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable any related trust agreement or other funding instrument and any currently applicable summary plan description with respect thereto.

(c)

(i) Each Seller Employee Benefit Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations, (ii) no event has occurred and no condition exists with respect to any Seller Employee Benefit Plan that would be reasonably likely to subject Buyer or its Affiliates to any material Liability, and (iii) no Seller Employee Benefit Plan is a Multiemployer Plan.

3.11.

Intellectual Property.  Schedule 2.1(a) discloses all material Intellectual Property owned, licensed or leased by such Seller or its Affiliates and used for the operation of the NGC Facilities as presently operated in all material respects that is not included in the Related Assets.  Such Seller or its Affiliates have all right, title and interest in or valid, binding and irrevocable rights to use such Intellectual Property included in the Related Assets without material limitation, Liens (except for Permitted Encumbrances) or royalty burdens.  To the Knowledge of such Seller, none of such Intellectual Property included in the Related Assets is being infringed by any other Person, and such Seller, to its Knowledge, is not infringing and has not received notice that it is infringing (or allegedly infringing) any Intellectual Property of any other Person in connection with the operation of the Related Assets, that in either case could reasonably be expected to have a Material Adverse Effect on the NGC Facilities.

3.12.

Disclaimers Regarding Related Assets.  EXCEPT FOR ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 3, THE RELATED ASSETS ARE SOLD “AS IS, WHERE IS,” AND EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE NGC FACILITIES, TITLE, CONDITION, VALUE OR QUALITY OF THE RELATED ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE RELATED ASSETS INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE ACTUAL OR RATED GENERATING CAPABILITY OF THE NGC FACILITIES OR THE ABILITY OF BUYER TO SELL FROM THE NGC FACILITIES ELECTRIC ENERGY, CAPACITY OR OTHER PRODUCTS RECOGNIZED BY ISO NEW ENGLAND FROM TIME TO TIME, AND SELLERS SPECIFICALLY DISCLAIM ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, OR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE RELATED ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR AS TO THE CONDITION OF THE RELATED ASSETS, OR ANY PART THEREOF, IN EACH CASE EXCEPT AS SET FORTH HEREIN.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, EACH SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS EXPRESSLY PROVIDED HEREIN, EACH SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND REGARDING THE CONDITION OF THE RELATED ASSETS OR THE SUITABILITY OF THE NGC FACILITIES FOR OPERATION AS POWER PLANTS OR AS SITES FOR THE DEVELOPMENT OF ADDITIONAL OR REPLACEMENT GENERATION CAPACITY AND NO MATERIAL OR INFORMATION PROVIDED BY OR COMMUNICATIONS MADE BY SELLERS, OR BY ANY BROKER OR INVESTMENT BANKER,

INCLUDING WITHOUT LIMITATION ANY INFORMATION OR MATERIAL CONTAINED IN THE DESCRIPTIVE MEMORANDUM DATED AS OF FEBRUARY, 2006, AS SUPPLEMENTED, INFORMATION PROVIDED DURING DUE DILIGENCE, INCLUDING BUT NOT LIMITED TO INFORMATION IN THE DATA ROOM, AND ANY ORAL, WRITTEN OR ELECTRONIC RESPONSE TO ANY INFORMATION REQUEST PROVIDED TO BUYER, WILL CAUSE OR CREATE ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE TITLE, CONDITION, VALUE OR QUALITY OF THE RELATED ASSETS THAT IS NOT SET FORTH HEREIN.  NOTHING IN THIS DISCLAIMER OR THIS RELATED PURCHASE AGREEMENT SHALL BE DEEMED TO AFFECT THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER ANY ANCILLARY AGREEMENT FOR A BREACH OF ANY REPRESENTATION, WARRANTY OR COVENANT CONTAINED IN SUCH ANCILLARY AGREEMENT.

4.

Representations and Warranties of Buyer.  Buyer represents and warrants to Sellers that the statements contained in this Section 4 are true and correct as of the Effective Date and will be true and correct as of the Closing Date.

4.1.

Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Copies of the organizational documents and bylaws of Buyer, each as amended to date, have been heretofore delivered to Sellers and are accurate and complete.

4.2.

Authorization of Transaction.  Buyer has the power and authority (including full corporate power and authority) to execute and deliver this Related Purchase Agreement and the Ancillary Agreements and, subject to receipt of all Buyer’s Regulatory Approvals, to perform its obligations hereunder and thereunder.  All corporate actions or proceedings to be taken by or on the part of Buyer to authorize and permit the due execution and valid delivery by Buyer of this Related Purchase Agreement, the Ancillary Agreements and the instruments required to be duly executed and validly delivered by Buyer pursuant hereto and thereto, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated herein and therein, have been duly and properly taken.  This Related Purchase Agreement  and the Ancillary Agreements have been duly executed and validly delivered by Buyer and constitute the valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their terms and conditions.

4.3.

Noncontravention.  Subject to Buyer obtaining the Buyer’s Regulatory Approvals, neither the execution and the delivery of this Related Purchase Agreement or any of the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby (including the assignments and assumptions referred to in Sections 2.10(j) and 2.11(f) above), will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Buyer is subject or any provision of the organizational documents or bylaws of Buyer or (b) assuming receipt of all necessary filings, waivers, approvals, consents and authorizations, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice (with or without the giving of notice, the lapse of time, or both) under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, except for matters that will not be material to Buyer.

4.4.

Brokers’ Fees.  Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Related Purchase Agreement for which any Seller could become liable or obligated.

4.5.

Litigation.  No action, suit, claim, demand or other proceeding is pending or, to the Buyer’s Knowledge, threatened that would be reasonably likely to result in a Material Adverse Effect on Buyer or that questions the validity of this Related Purchase Agreement or the Ancillary Agreements or of any action taken or to be taken pursuant to or in connection with the provisions of this Related Purchase Agreement or the Ancillary Agreements.  There are no judgments, orders, decrees, citations, fines or penalties heretofore assessed against Buyer that have a Material Adverse Effect on Buyer or impair, estop, impede, restrain, ban or otherwise adversely affect Buyer’s ability to satisfy or perform any of the Assumed Liabilities under any federal, state or local Law.

4.6.

Availability of Funds.  At Closing, assuming all conditions set forth in Section 6.1 have been satisfied or waived by Buyer in its sole discretion, Buyer will have sufficient funds available to it to pay the Closing Purchase Price on the Closing Date and to enable Buyer to perform all of its obligations under this Related Purchase Agreement.

4.7.

“As Is” Sale.  The representations and warranties set forth in Section 3 constitute the sole and exclusive representations and warranties of Sellers in connection with the transactions contemplated hereby.  There are no representations, warranties, covenants, understandings or agreements among the Parties regarding the Related Assets or their transfer other than those incorporated in this Related Purchase Agreement and the Ancillary Agreements.  Except for the representations and warranties expressly set forth in Section 3, Buyer disclaims reliance on any representations, warranties or guarantees, either express or implied, by any Seller including but not limited to any representation or warranty expressed or implied in any oral, written or electronic response to any information request provided to Buyer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, BUYER ACKNOWLEDGES AND AGREES THAT THE RELATED ASSETS ARE BEING ACQUIRED “AS IS, WHERE IS” ON THE CLOSING DATE, AND IN THEIR CONDITION ON THE CLOSING DATE.  BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES OF EACH SELLER SET FORTH IN THIS RELATED PURCHASE AGREEMENT TERMINATE AS SET FORTH IN SECTION 9.1 OR TERMINATION OF THIS RELATED PURCHASE AGREEMENT PURSUANT TO SECTION 10.1, AND THAT FOLLOWING SUCH TERMINATION OF THE REPRESENTATIONS AND WARRANTIES, BUYER SHALL HAVE NO RECOURSE AGAINST ANY SELLER OR THEIR AFFILIATES WITH RESPECT TO ANY BREACH OF SUCH REPRESENTATIONS AND WARRANTIES.

4.8.

Affiliate Guaranty.  If Buyer assigns its rights and interests to an Affiliate or Affiliates pursuant to Section 11.5 hereof, Buyer shall be deemed to have made the representations and warranties in this Section 4 on behalf of itself and any such Affiliate as if such Affiliate were a signatory to this Related Purchase Agreement.

4.9.

Qualified Buyer.  To Buyer’s Knowledge, Buyer is qualified to obtain any Permits and the Buyer Regulatory Approvals necessary for Buyer to own and operate the Facilities as of the Closing, to the extent such operation is either required by any Ancillary Agreement or this Agreement, or is contemplated by Buyer and for Buyer to consummate the transactions contemplated pursuant to this Agreement.

5.

Covenants.  The Parties agree as follows:

5.1.

General.  Prior to the Closing, each of the Parties will use its Commercially Reasonable Efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Related Purchase Agreement and the Ancillary Agreements as soon as practicable after the Effective Date (including satisfaction, but not waiver, of the closing conditions set forth in Section 6).

5.2.

Notices, Consents and Approvals

(a)

Sellers and Buyer shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the Hart-Scott-Rodino Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby.  The Parties shall use Commercially Reasonable Efforts to make such filings, as promptly as possible after the Effective Date, to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the Hart-Scott-Rodino Act to terminate or expire at the earliest possible date after the date of filing.  Buyer will pay all filing fees under the Hart-Scott-Rodino Act, but each Party will bear its own costs for the preparation of any filing.  Both Parties shall use Commercially Reasonable Efforts to cause any waiting period under the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Related Purchase Agreement and the Ancillary Agreements to expire or terminate at the earliest possible time.

(b)

Prior to the Closing, Sellers and Buyer shall cooperate with each other and use all Commercially Reasonable Efforts to (i) promptly prepare, support, assist in preparing, join in and file any filings, applications and all other necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) obtain the transfer or reissuance to Buyer of all necessary Permits and (iv) obtain and not oppose, directly or indirectly, all necessary consents, approvals and authorizations of all other parties necessary or advisable to consummate the transactions contemplated by this Related Purchase Agreement or in any of the Ancillary Agreements (including, without limitation, Sellers’ Regulatory Approvals and Buyer’s Regulatory Approvals) or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which any Seller or Buyer is a party or by which any of them is bound, provided that no Party shall amend any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument or agree on any restriction on the Business of the Company in obtaining such consents, approvals and authorizations.  Sellers and Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this

Related Purchase Agreement or in any of the Ancillary Agreements that appear in any filing made in connection with the transactions contemplated hereby or thereby.  Notwithstanding the foregoing, no Seller is obligated to assign or transfer any interest in any Transferable Permits, including, without limitation, those obtained pursuant to the applicable requirements of Laws, if the consent or approval of the third Person for such assignment or transfer cannot be obtained.

(c)

Buyer shall have primary responsibility for securing the transfer or reissuance of the Permits (including the Transferable Permits) effective as of the Closing Date.  Sellers shall cooperate with Buyer’s efforts in this regard and Sellers shall use Commercially Reasonable Efforts to assist in the transfer or reissuance.  If the Parties are unable to secure the transfer or reissuance of one or more Permits effective on the Closing Date, Sellers shall continue to reasonably cooperate with Buyer’s efforts to secure such transfer or reissuance following the Closing Date.

5.3.

Maintenance of the Related Assets.  During the Interim Period, Sellers will maintain the Related Assets in the ordinary course unless otherwise contemplated by this Related Purchase Agreement or with the prior written consent of Buyer.  Without limiting the generality of the foregoing, Sellers shall not, without prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), during the Interim Period, with respect to the Related Assets and Assumed Liabilities:

(a)

sell, lease (as lessor), license (as licensor), transfer or otherwise dispose of, any of the Related Assets, other than as used, consumed or replaced in the ordinary course of business or encumber, pledge, mortgage or suffer to be imposed on any of the Related Assets any Lien other than Permitted Encumbrances;

(b)

terminate, materially amend otherwise materially modify any material Contract, Lease or Permit other than in the ordinary course of business; provided that nothing in this clause shall inhibit the ability of Sellers to terminate, amend or modify contracts as required by a Governmental Authority, or as may be required by other applicable Law; provided that the Parties acknowledge that Sellers may, and may cause or permit the Company to modify, amend or terminate any Intercompany Agreement at Sellers’ sole discretion;

(c)

increase the level of wages, overall compensation or other benefits of any employees referenced in Section 5.6(a), (b) or (c) (except for increases in salary or hourly wage rates, in the ordinary course of business consistent with past practice or the payment of accrued or earned but unpaid bonuses);

(d)

 compromise or settle any material litigation, dispute, claim or other material Liability; or

(e)

agree or commit to do any of the foregoing.

5.4.

Interim Period Notice; Schedule Update.

(a)

Each Party shall notify the other promptly if any information comes to its attention prior to the Closing that is likely to (i) excuse it from the performance of its obligations under this Related Purchase Agreement or any Ancillary Agreements or (ii) cause any condition to close set forth in Sections 6.1 or 6.2 not to be satisfied.

(b)

From time to time prior to the Closing Date, Sellers may at their option supplement or amend and deliver updates to the Schedules (each a “Schedule Update”) that are necessary to complete or correct any information in such Schedules or in any representation or warranty of any Seller that has been rendered inaccurate since the Effective Date.  Without limiting Buyer’s rights under Section 10.1(b)(v) if (i) Buyer has the right to terminate the Related Purchase Agreement thereunder and does not exercise such right as a result of such Schedule Update (together with all other Schedule Updates delivered pursuant to this Section 5.4(b) and notices given pursuant to Sections 5.4(a) and (ii) the Schedule Update pursuant to this Section 5.4(b) relates to events occurring or conditions arising after the Effective Date, then such Schedule Update shall be deemed to have amended the appropriate Schedule or Schedules as of the Effective Date, to have qualified the representations and warranties contained in Section 3 as of the Effective Date, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter for purposes of the closing conditions set forth in Section 6.1 (but, for the avoidance of doubt, not for purposes of the indemnification obligations of Seller set forth in Article 9). Any Schedule Updates delivered pursuant to this Section 5.4(b) that relate to events occurring or conditions existing on or prior to the Effective Date shall not qualify the representations and warranties, or cure any misrepresentation or breach of warranty hereunder.

(c)

Buyer may elect at any time to notify Sellers of the existence of any matter, that if in existence on the Effective Date or the Closing Date would or might cause any of the representations or warranties in Section 4 to be untrue or incorrect.  Except as set forth in the following sentence, unless (i) Sellers have the right to terminate this Related Purchase Agreement pursuant to Section 10.1(c)(v) by reason of such notice (together with all other notices given pursuant to Section 5.4(a) and this Section 5.4(d)) and (ii) exercise that right within the period of fifteen (15) days referred to in Section 10.1(c)(v), if the written notice given by Buyer pursuant to this Section 5.4(d) relates to events occurring or conditions arising after the Effective Date, such written notice shall be deemed to have amended the appropriate Schedule or Schedules as of the Effective Date, to have qualified the representations and warranties contained in Section 4 as of the Effective Date, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the existence of such matter for purposes of the closing conditions set forth in Section 6.2 (but, for the avoidance of doubt, not for purposes of the indemnification obligations of Buyer set forth in Article 9).  Any notices delivered pursuant to this Section 5.4(d) that relate to events occurring or conditions existing on or prior to the Effective Date shall not qualify the representations and warranties, or cure any misrepresentation or breach of warranty hereunder.

5.5.

Further Assurances.

(a)

At any time and from time to time after the Closing, at the request of a Party, the other Party will execute and deliver such instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Sellers and Buyer may both reasonably agree is necessary to transfer, convey and assign to Buyer, and to confirm Buyer’s title to or interest in the Related Assets and Assumed Liabilities or to put Buyer in actual possession and operating control of the Related Assets, and otherwise to consummate and give effect to the transactions contemplated pursuant to this Related Purchase Agreement.

(b)

In the event that any asset that is a Related Asset shall not have been conveyed to Buyer at the Closing, Sellers shall, subject to Sections 5.5(c), (d) and (e), use its Commercially Reasonable Efforts to convey such asset to Buyer as promptly as is practicable after the Closing.

(c)

To the extent that Sellers’ rights under any Contract or Lease may not be assigned without the consent of another Person which consent has not been obtained by the Closing Date, this Related Purchase Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Sellers and Buyer shall cooperate and shall each use their Commercially Reasonable Efforts to obtain any such required consent(s) as promptly as possible.  Sellers and Buyer agree that if any consent to an assignment shall not be obtained, or if any attempted assignment would be ineffective or would impair Buyer’s rights and obligations under the Contract or Lease in question, so that Buyer would not in effect acquire the benefit and burden of all such rights and obligations, Sellers, to the maximum extent permitted by law and such Contract or Lease shall, after the Closing, appoint Buyer to be Sellers’ agent with respect to such Contract or Lease, and Sellers shall, to the maximum extent permitted by law and such Contract or Lease, enter into such reasonable arrangements with Buyer as are necessary to provide Buyer with the benefits and obligations of such Contract or Lease.  Sellers and Buyer shall cooperate and shall each use their Commercially Reasonable Efforts after the Closing to obtain an assignment of such Contract or Lease to Buyer.

(d)

To the extent that Sellers’ rights under any warranty or guaranty described in Section 2.1(a) may not be assigned without the consent of another Person, which consent has not been obtained by the Closing Date, this Related Purchase Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach thereof, or be unlawful.  Sellers and Buyer agree that if any consent to an assignment of any such warranty or guaranty would be ineffective or would impair Buyer’s rights and obligations under the warranty or guaranty in question, so that Buyer would not in effect acquire the benefit of all such rights and obligations, Sellers shall use Commercially Reasonable Efforts, at Buyer’s sole cost and expense, to the extent permitted by law and such warranty or guaranty, to enforce such warranty or guaranty for the benefit of Buyer so as to the maximum extent possible to provide Buyer with the benefits and obligations of such warranty or guaranty.  Notwithstanding the foregoing, Sellers shall not be obligated to bring or file suit against any Third Party, provided that if

Sellers shall determine not to bring or file suit after being requested by Buyer to do so, Sellers shall assign, to the extent permitted by law or any applicable agreement or contract, its rights in respect of the claims so that Buyer may bring or file such suit.

(e)

To the extent that any personal property lease cannot be assigned to Buyer or is not subject to arrangements described in Section 5.5(c), upon Buyer’s reasonable request and at Buyer’s sole expense, Sellers will use Commercially Reasonable Efforts to acquire the assets relating to such lease and to include them in the Related Assets before the Closing Date.

5.6.

Employee Matters.

(a)

Represented Employees.  Buyer shall offer employment, commencing as of midnight on the Closing Date, to all employees of Sellers who are represented by either of the Locals and who were employed in the operation of the NGC Facilities as of the Effective Date as set forth on Schedule 5.6(a), under terms and conditions in accordance with the Collective Bargaining Agreements.  For the avoidance of doubt, Buyer shall recognize all increases in wages made in the ordinary course of business and in accordance with the applicable Collective Bargaining Agreement between the Effective Date and the Closing Date.  Those employees who accept such offer of employment are hereinafter referred to as the “Represented Employees.”  All such offers of employment shall be made in accordance with all applicable laws and regulations and the applicable Collective Bargaining Agreements.  Effective as of the Closing Date, Buyer shall agree to be bound by the Collective Bargaining Agreements, and to thereafter comply with all applicable obligations thereunder, subject to changes negotiated with each of the Locals in accordance with the terms of the Collective Bargaining Agreements.

(b)

Non-Represented Plant Employees.  Schedule 5.6(b) list the Sellers’ employees employed in the operation of the NGC Facilities and located at the NGC Facilities as of the Effective Date who are not represented by either Local.  No later than 10 Business Days prior to the Closing, Buyer shall provide Sellers a written list of such  employees to whom Buyer wishes to offer employment.  Within 7 days following Buyer’s delivery of such list to Sellers, Buyer shall offer employment to such employees commencing as of midnight on the Closing Date for a period of at least twelve months (the “Minimum Employment Period”), at aggregate levels of wages and overall compensation substantially comparable, in the aggregate (excluding equity based compensation and benefits under any defined benefit pension plan or post-retirement health or welfare plan), to the level of wages and overall compensation in effect for such employees as of the Effective Date; provided that Buyer shall recognize all increases in wages made in the ordinary course of business between the Effective Date and the Closing Date and provided further that during the Minimum Employment Period, Buyer shall provide to each Non-Represented Plant Employee (as defined below) a pension benefit substantially comparable to the pension benefit applicable to each such Non-Represented Plant Employee under the retirement plan of Sellers or their Affiliates as of the Closing Date (and, for the avoidance of doubt, the parties acknowledge and agree that Buyer may provide such reasonably comparable pension benefits pursuant to a defined contribution, rather than a defined benefit pension plan).  Those employees who accept such offer of employment are hereinafter referred to as the “Non-Represented Plant Employees.”  All such offers of employment shall be made in accordance with all applicable laws.  Notwithstanding anything herein to the contrary, all Non-Represented Plant Employees will be employed as at-will employees whose employment may be terminated at any time with or without cause or reason by either the employee or Buyer; provided that if Buyer terminates any Non-Represented Plant Employee during the Minimum Employment Period for any reason other than for cause, Buyer shall pay any such terminated Non-Represented Plant Employee (i) an amount equal to such terminated Non-Represented Plant Employee’s salary for the remainder of the Minimum Employment Period, plus Enhanced Severance; provided that such terminated Non-Represented Plant Employee executes and delivers to Buyer a general release and covenant not to sue in favor of Buyer, Sellers and their respective Affiliates in a form reasonably acceptable to Buyer and Sellers.

(c)

Non-Represented Support Employees.  Schedule 5.6(c) lists the Sellers’ employees employed in support and asset management positions with respect to the NGC Facilities as of the Effective Date and who are not represented by either Local.  No later than 10 Business Days prior to the Closing, Buyer shall provide Sellers a written list of such employees to whom Buyer wishes to offer employment.  Within 7 days following Buyer’s delivery of such list to Sellers, Buyer shall offer employment to such employees commencing as of midnight on the Closing Date for the Minimum Employment Period, at aggregate levels of wages and overall compensation substantially comparable, in the aggregate (excluding equity-based compensation and benefits under any defined benefit pension plan or post-retirement health or welfare plan), to the level of wages and overall compensation in effect for such employees as of the Effective Date; provided that Buyer shall recognize all increases in wages made in the ordinary course of business between the Effective Date and the Closing Date, and provided further that during the Minimum Employment Period, Buyer shall provide to each Non-Represented Support Employee (as defined below) a pension benefit substantially comparable to the pension benefit applicable to each such Non-Represented Support Employee under the retirement plan of the Sellers or their Affiliates as of the Closing Date (and, for the avoidance of doubt, the parties acknowledge and agree that Buyer may provide such reasonably comparable pension benefits pursuant to a defined contribution, rather than a defined benefit pension plan).  Those employees who accept such offer of employment are hereinafter referred to as the “Non-Represented Support Employees”, and together with the Non-Represented Plant Employees and the Represented Employees are hereafter referred to as the “Related Assets Employees”.  All such offers of employment shall be made in accordance with all applicable laws.  Notwithstanding anything herein to the contrary, all Non-Represented Support Employees will be employed as at-will employees whose employment may be terminated at any time with or without cause or reason by either the employee or Buyer; provided that if Buyer terminates any Non-Represented Support Employee during the Minimum Employment Period for any reason other than for cause, Buyer shall pay any such terminated Non-Represented Support Employee (i) an amount equal to such terminated Non-Represented Support Employee’s salary for the remainder of the Minimum Employment Period, plus (ii) Enhanced Severance; provided that such terminated Non-Represented Support Employee executes and delivers to Buyer a general release and covenant not to sue in favor of Buyer, Sellers and their respective Affiliates in a form reasonably acceptable to Buyer and Sellers.

(d)

Buyer shall apply each Related Assets Employee’s prior service with Sellers or their Affiliates toward any eligibility, vesting or other waiting period requirements under Buyer’s Employee Benefit Plans to the extent such conditions were satisfied under the corresponding Sellers Employee Benefit Plans prior to the Closing Date.  In addition, Buyer shall waive all limitations with respect to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements under Buyer’s Employee Benefit Plans and credit each Related Assets Employee for any co-payments and deductibles paid prior to the Closing Date under any such plans in which each Related Assets Employee participates to the extent such limitations and such amounts are credited under the corresponding Seller Employee Benefit Plan prior to the Closing Date.

(e)

Sellers shall provide and remain liable for any and all continuation of coverage under the Seller Employee Benefit Plans as required under §§601 through 608 of ERISA and §4980B of the Code with respect to any person as to whom a “qualifying event” as defined in §4980 of the Code occurred on or prior to the Closing Date.

(f)

Effective as of 12:01 a.m. on the Closing Date, the Related Assets Employees shall cease to be employees of Sellers or their Affiliates and Sellers or their Affiliates shall be solely responsible for the payment of (i) all wages and compensation, (ii) except with respect to Represented Employees, severance payments and vacation pay and (iii) other amounts thereupon legally owing to or with respect to the Related Assets Employees prior to 12:01 a.m. on the Closing Date, or as a result of such separation.  Such amounts shall be paid in accordance with Sellers’ policies and practices and applicable Law.  Sellers and/or the applicable Seller Employee Benefit Plan shall retain sole responsibility for any Liabilities with respect to welfare plans and workers compensation claims incurred on or prior to the Closing Date.

(g)

Sellers agree to timely perform and discharge all requirements under the WARN Act and under applicable state and local Laws for the notification of their respective employees arising from the sale of the Related Assets to Buyer up to and including the Closing Date, including those employees who will become Related Assets Employees effective as of the Closing Date.  After the Closing Date, Buyer shall be responsible for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees, whether Related Assets Employees or otherwise.  All severance and other costs associated with workforce restructuring activities associated with the Related Assets and/or the Related Assets Employees subsequent to the Closing Date shall be borne solely by Buyer.

(h)

This Section 5.6 shall survive the Closing for the period necessary to give full effect to its terms.  The parties specifically acknowledge and agree that Section 11.2 hereof shall apply to this Section 5.6.

(i)

Notwithstanding anything to the contrary in this Section 5.6, Buyer shall have the right to use a third party operator or an Affiliate to hire Acquired Assets Employees and to perform certain actions on behalf of Buyer under this Section 5.6; provided that in no event will such use of or performance by a third party operator release Buyer from any of its obligations under this Section 5.6.

5.7.

Access to Employees after Closing.  For a period of three (3) years after the Closing Date, Sellers shall have reasonable access to the Related Assets Employees (to the extent employed by Buyer) and Buyer shall have reasonable access to Sellers’ employees, for purposes of consultation or otherwise, to the extent that such access may reasonably be required by Sellers or Buyer in connection with matters relating to the Related Assets or the NGC Facilities, so long as the duration of any employee’s time commitment with respect thereto is not extensive and does not materially impair said employee’s performance of his or her duties.

5.8.

Acceptable Guaranty; Acceptable Letter of Credit.  On the Effective Date, Buyer shall deliver to Sellers an Acceptable Guaranty and at all times thereafter until payment in full of the Purchase Price Buyer shall maintain such Acceptable Guaranty in full force and effect.  On the Effective Date Buyer shall deliver to Seller an Acceptable Letter of Credit and at all times thereafter until the Closing Date Buyer shall maintain such Acceptable Letter of Credit in full force and effect.  Seller shall draw upon the Acceptable Letter of Credit only in accordance with the terms and conditions thereof.  Seller shall return the Acceptable Letter of Credit (including any amendments thereto) to the issuer thereof or to Buyer (i) on the Closing Date, (ii) within five Business Days after the earliest date on which all three of the Agreements shall have been terminated in accordance with their respective terms (unless one or more of the Beneficiaries in good faith believes that a Buyer still has unsatisfied monetary obligations to one or more of the Beneficiaries under one or more of the Agreements, in which case Seller shall so return the Acceptable Letter of Credit not later than the date that is five Business Days after the date all such unsatisfied monetary obligations have been satisfied) or (iii) otherwise within five Business Days after the Expiry Date.  As used in the immediately preceding sentence, the terms “Closing Date,” “Business Days,” “Agreements,” “Beneficiaries,” “Buyer,” and “Expiry Date” have the meanings ascribed to such terms in the Acceptable Letter of Credit.

6.

Conditions to Obligation to Close.

6.1.

Conditions to Obligation of Buyer to Close.  The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)

Representations and Warranties.  The representations and warranties set forth in Section 3 that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, and all other representations and warranties that are so qualified shall be true and correct in all respects, in each case at and as of the Closing Date;

(b)

Performance by Sellers.  Sellers shall have performed and complied in all material respects with all of their covenants, agreements and obligations hereunder through the Closing;

(c)

Buyer’s Regulatory Approvals; Consents; Permits.  Buyer shall have received (i) the Buyer’s Regulatory Approvals, with such terms and conditions as may be included therein except for such terms and conditions that, either singly or in the aggregate are reasonably likely to be materially adverse to Buyer or the Related Assets or Assumed Liabilities, (ii) those Permits that are material to the operation of the NGC Facilities consistent with current practices, and (iii) those Third Party consents without the receipt of which would be reasonably likely to have a Material Adverse Effect on the Facility.

(d)

Absence of Litigation.  There shall not be any litigation, proceeding, injunction, judgment, order, decree or ruling in effect or pending that would prevent or inhibit consummation of the transactions contemplated by this Related Purchase Agreement or the Ancillary Agreements;

(e)

Antitrust Matters.  All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(f)

NGC SPA.  The conditions to the obligations of Buyer to close the Related Transactions (as further specified in the NGC SPA and the Mt. Tom Purchase Agreement) shall have been, or contemporaneously with the Closing shall be, satisfied; and

(g)

Deliveries.  Sellers shall have complied in all material respects with the delivery requirements of Section 2.10.

Buyer may waive any condition specified in this Section 6.1 in its sole discretion if it executes a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Related Purchase Agreement unless the writing specifically so states.

6.2.

Conditions to Obligation of Sellers to Close.  The obligation of Sellers to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)

Representations and Warranties.  The representations and warranties set forth in Section 4 that are not qualified by materiality or Material Adverse Effect shall be true and correct in all material respects, and all other representations and warranties that are so qualified shall be true and correct in all respects, in each case at and as of the date hereof and the Closing Date;

(b)

Performance by Buyer.  Buyer shall have performed and complied in all material respects with all of its covenants, agreements and obligations hereunder through the Closing;

(c)

Absence of Litigation.  There shall not be any injunction, judgment, order, decree or ruling in effect or pending that would prevent or inhibit consummation of the transactions contemplated by this Related Purchase Agreement or the Ancillary Agreements;

(d)

Antitrust Matters.  All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

(e)

NGC SPA.  The conditions and obligations of NUEI to close the NGC SPA (as further specified in the NGC SPA) shall have been, or contemporaneously with the Closing shall be, satisfied; and

(f)

Deliveries.  Buyer shall have complied in all material respects with the delivery requirements of Section 2.11.

Sellers may waive any condition specified in this Section 6.2 in its sole discretion if they execute a writing so stating at or prior to the Closing and such waiver shall not be considered a waiver of any other provision in this Related Purchase Agreement unless the writing specifically so states.

7.

Confidentiality.

(a)

Each Receiving Party and each Representative thereof will treat and hold as confidential all of the Proprietary Information, and refrain from using any of the Proprietary Information except in connection with this Related Purchase Agreement and the Ancillary Agreements and transactions contemplated hereby and thereby.  In the event that the Receiving Party or any Representative thereof is requested or required (including, without limitation, (i) pursuant to any rule or regulation of any stock exchange or other self-regulatory organization upon which any of the Receiving Party’s securities are listed or (ii) by oral question or request for information or documents in any legal proceeding, including without limitation the Buyer’s Regulatory Approval and the Seller’s Regulatory Approval processes, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Proprietary Information, the Receiving Party will notify the Disclosing Party promptly of the request or requirement so that the Disclosing Party may seek an appropriate protective order or waive compliance with the provisions of this Section 7.  If, in the absence of a protective order or the receipt of a waiver hereunder, the Receiving Party or any Representative thereof is, on the advice of counsel, compelled to disclose any Proprietary Information pursuant to any such request or requirement, then the Receiving Party or such Representative may disclose the Proprietary Information so requested or required to be disclosed; provided that the Receiving Party shall use its reasonable best efforts to obtain, at the request of the Disclosing Party, an order or other assurance that confidential treatment will be accorded to such portion of the Proprietary Information required to be disclosed as the Disclosing Party shall designate.  If this Related Purchase Agreement is terminated pursuant to Section 10.1, then each Receiving Party shall deliver promptly to the Disclosing Party or destroy, at the request and option of the Disclosing Party, all tangible embodiments (and all copies) of the Proprietary Information that are in its possession.

(b)

The obligations of the Parties contained in this Section 7 shall be in full force and effect for three years from the date hereof and will survive the termination of this Related Purchase Agreement, the discharge of all other obligations owed by the Parties to each other and any transfer of title to the Related Assets.  Nothing in this

Section 7 shall in any way alter Buyer’s obligations under the Confidentiality Agreement dated February 25, 2006 by and between Energy Capital Partners and NUSCO as agent for HWP and NUEI, which Confidentiality Agreement shall terminate automatically upon the Closing Date and shall be of no further force and effect.

(c)

Upon the Disclosing Party’s prior written approval (which will not be unreasonably withheld), the Receiving Party may provide Proprietary Information to the FERC, the SEC, the United States Department of Justice, the United States Federal Trade Commission or any other Governmental Authority with jurisdiction, as necessary, to obtain any consents, waivers or approvals as may be required for the Receiving Party to undertake the transactions contemplated herein.  The Receiving Party will seek confidential treatment for such Proprietary Information provided to any such Governmental Authority (if such confidential treatment is available from the appropriate Governmental Authority) and the Receiving Party will notify the Disclosing Party as far in advance as is practicable of its intention to release to any such Governmental Authority any such Proprietary Information.

8.

Taxes.

(a)

All transfer Taxes incurred in connection with this Related Purchase Agreement and the transactions contemplated hereby shall be borne by Buyer, including, without limitation, Connecticut and Massachusetts state sales tax, and Buyer, at its own expense, will file, to the extent required by applicable Laws, all necessary Tax Returns and other documentation with respect to all such transfer or sales Taxes, and, if required by applicable Laws, Sellers, as applicable, will join in the execution of any such Tax Returns or other documentation.

(b)

With respect to Taxes to be prorated in accordance with Section 2.8 of this Related Purchase Agreement only, Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Related Assets, if any, and, subject to Sellers’ compliance with this Section 8(b), shall duly and timely pay all such Taxes shown to be due on such Tax Returns.  Buyer’s preparation of any such Tax Returns shall be subject to Sellers’ approval, which approval shall not be unreasonably withheld.  No later than ten (10) Business Days prior to the due date of any such Tax Return, Buyer shall make such Tax Return available for Sellers’ review and approval.  Sellers shall respond no later than five (5) Business Days prior to the due date for filing such Tax Return.  With respect to such Tax Return, no later than the due date for filing such Tax Return, each Seller, as applicable, shall pay to Buyer its appropriate share of the amount shown as due on the Tax Returns determined in accordance with Section 2.8 of this Related Purchase Agreement.

(c)

Each of Buyer and Sellers shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting Party with any records or information for a period of three (3) years which may be relevant to such Tax Return, audit or examination, proceedings or determination.

Any information obtained pursuant to this Section 8 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be deemed to be and shall be Proprietary Information.]

9.

Survival of Representations and Warranties: Effect of Closing and Indemnification.

9.1.

Survival of Representations and Warranties; Survival of Covenants and Agreements.  The representations and warranties of each Seller set forth in Section 3 (other than (i) the representations and warranties set forth in Sections 3.1, 3.2 and 3.4 (collectively, the “Authority Representations”), which shall survive the Closing indefinitely, and (ii) the representations and warranties set forth in Section 3.7 (taxes), which shall survive the Closing for 60 days following the expiration of the applicable statute of limitations) and the representations and warranties of Buyer set forth in Sections 4, shall survive the Closing for a period of twelve (12) months, provided that all such representations and warranties of the Parties shall terminate upon a termination of this Related Purchase Agreement pursuant to Section 10.1.  The covenants of the Parties contained in this Related Purchase Agreement, other than those that by their terms survive the Closing and/or termination of this Related Purchase Agreement (and other than the covenants set forth in Section 5.3 (maintenance of the Related Assets), which shall survive the Closing for a period of twelve (12) months) shall terminate 30 days after the Closing or at the termination of this Related Purchase Agreement pursuant to Section 10.1, except as set forth in such Section.

9.2.

Effect of Closing.  Upon the Closing, any condition to the obligations of either Party hereunder that has not been satisfied, or, except (i) to the extent such breaches or failures to satisfy are subject to indemnification hereunder, (ii) with respect to claims for fraud or deceit and (iii) as provided in Section 11.17, any representation, warranty or covenant that has been breached or left unsatisfied by any Party will be deemed waived by the Parties, and each Party will be deemed to fully release and forever discharge the other Party on account of any and all claims, demands or charges, known or unknown, with respect to the same.  Nothing in this Section 9.2 shall be deemed to affect any provision herein that expressly survives the Closing (including pursuant to Section 9.1) or pertains to matters that will occur after the Closing.

9.3.

Indemnity by Sellers.  Each Seller hereby severally agrees to indemnify, defend and hold harmless Buyer, its Affiliates, its and their successors and permitted assignees, and all of its and their respective stockholders, trustees, partners, members, directors, officers, employees, agents and representatives (collectively, “Buyer Indemnified Parties”) against and in respect of all Liabilities, obligations, judgments, Liens (except for Permitted Encumbrances), injunctions, charges, orders, decrees, rulings, damages, assessments, Taxes, losses, fines, penalties, damages, expenses, fees, costs, and amounts paid in settlement (including reasonable consultants’, attorneys’ and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action) (collectively, the “Losses”), that result from, arise out of or relate to:

(a)

any such Seller’s Excluded Liability;

(b)

any breach by such Seller of any representation or warranty of such Seller set forth in this Related Purchase Agreement; or

(c)

any breach by such Seller of any of its covenants contained in this Related Purchase Agreement.

9.4.

Indemnity by Buyer.  Buyer hereby agrees to indemnify, defend and hold harmless Sellers, their Affiliates, and their successors and permitted assigns, and all of their respective stockholders, trustees, partners, members, directors, officers, employees, agents and representatives (collectively, “Seller Indemnified Parties”) against and in respect of all Losses that result from, arise out of or relate to:

(a)

any Third Party Claim against any Seller based on  or relating to Buyer’s ownership, operation or use of the Related Assets on or after the Closing Date;

(b)

any breach by Buyer of any representation or warranty set forth in this Related Purchase Agreement;

(c)

the Assumed Liabilities; or

(d)

any breach by Buyer of any of its covenants contained in this Related Purchase Agreement.

9.5.

Limitations on Liability.

(a)

The Parties hereby acknowledge and agree that Section 9.5(a) of the NGC SPA contains certain limitations on the liability of Parties pursuant to Sections 9.3 and 9.4 of this Related Purchase Agreement.

None of Buyer Indemnified Parties nor Seller Indemnified Parties shall be entitled to recover from Seller or Buyer, respectively, for any Losses arising under this Related Purchase Agreement or in connection with or with respect to the transactions contemplated in this Related Purchase Agreement, any amount in excess of the actual compensatory damages, court costs and reasonable attorneys fees, suffered by such Party.  Buyer on behalf of each of Buyer Indemnified Parties and Seller on behalf of each of Seller Indemnified Parties waives any right to recover incidental, indirect, special, exemplary, punitive or consequential damages, including lost revenues or profits, even if such damages are foreseeable or the damaged Party has advised the other Party of the possibility of such damages and regardless of whether any such damages are deemed to result from the failure or inadequacy of any exclusive or other remedy.

(b)

Except as set forth in Sections 9.7(c) and 9.7(d), no Party entitled to indemnification hereunder shall settle, compromise or take any other action with respect to any claim, demand, assertion of liability or legal proceeding that could materially prejudice or otherwise materially adversely affect the ability of the Party providing such indemnification to defend or otherwise settle or compromise with respect to such claim, demand, assertion of liability or legal proceeding without the prior written consent of the Party providing such indemnification, which consent shall not be unreasonably withheld.

(c)

Each Party entitled to indemnification hereunder or otherwise to reimbursement for Losses in connection with the transactions contemplated in this

Related Purchase Agreement shall use Commercially Reasonable Efforts to mitigate all Losses upon becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

(d)

After the Closing, notice of any assertion by any Buyer Indemnified Party that Sellers are liable to any Buyer Indemnified Party in connection with the transactions contemplated hereby pursuant to (i) Sections 9.3(b) and 9.3(c) must be made by Buyer in writing and must be given to Sellers, on or prior to the time of expiration set forth in Section 9.1,and (ii) Section 9.3(a) must be made by Buyer in writing and must be given to Sellers on or prior to the expiration of applicable statute of limitations for such claim or such claim will be forever barred.

(e)

After the Closing, notice of any assertion by any Seller Indemnified Party that Buyer is liable to any Seller Indemnified Party pursuant to (i) Sections 9.4(b) and 9.4(d) in connection with the transactions contemplated hereby must be given to Buyer on or prior to the time of expiration set forth in Section 9.1, and (ii) Sections 9.4(a) and 9.4(c) must be made by Sellers in writing and must be given to Buyer on or prior to the expiration of the applicable statute of limitations for such claim or such claim will be forever barred.

(f)

Any notice provided under this Section 9.5 shall state the facts known to the asserting Party that give rise to such notice in sufficient detail to allow the other Party to evaluate the assertion.

9.6.

Exclusive Remedy.  Except as provided in Section 11.17, and except with respect to claims for fraud or deceit, from and after the Closing, the remedies set forth in this Section 9 shall constitute the sole and exclusive remedies for any and all claims, damages, complaints, demands, causes of action, investigations, hearings, actions, suits or other proceedings relating to this Related Purchase Agreement and are in lieu of any and all other rights and remedies that the Seller Indemnified Parties or Buyer Indemnified Parties may have under this Related Purchase Agreement or otherwise for monetary relief with respect to any breach or failure to perform or with respect to the Assumed or Excluded Liabilities.  Each Party waives any provision of law to the extent that it would limit or restrict the agreements contained in this Section 9.  Nothing herein shall prevent any Party from terminating this Related Purchase Agreement in accordance with Section 10.

9.7.

Matters Involving Third Parties

(a)

If any Third Party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced thereby.

(b)

Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) within fifteen (15) days after receiving such notice, the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against any Third Party Claim or liability at its own cost and expense, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, settlement of, or an adverse judgment with respect to, and the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; provided that if the claim is one that cannot by its nature be defended solely by the Indemnifying Party, the Indemnified Party shall make available all information and assistance reasonably available and necessary for the defense of the Third Party Claim as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense.

(c)

So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9.7(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not unreasonably be withheld), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder and such judgment or settlement is not reasonably likely to have a material adverse effect on the operations of the Indemnified Party or any of its Affiliates.

(d)

In the event any of the conditions in Section 9.7(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 9.

9.8.

Net of Insurance.  Any calculation of a Loss under this Section 9 shall, in each case, give full effect to any and all insurance proceeds actually received by the Indemnified Party in respect of the Loss (net of the costs of collecting such proceeds).  The Indemnified Party shall use its Commercially Reasonable Efforts to collect any insurance proceeds payable to the Indemnified Party in respect of such Loss.  If any such insurance proceeds are collected after an indemnification payment is made pursuant to this Section 9, the Indemnified Party shall pay to the Indemnifying Party the amount of such received insurance proceeds (net of the costs of collecting such proceeds), up to the amount of the indemnification payment previously made hereunder.  The Parties agree to treat any indemnity payment made pursuant to this Related Purchase Agreement as an adjustment to the Purchase Price, unless otherwise required by Law.  Any such Loss shall not take into account, and shall not be increased to reflect, the Tax consequences to the Indemnified Party of the receipt of (or the right to receive) the indemnification payments.

9.9.

No Recourse.  To the extent the transfer, conveyance, assignment and delivery of the Related Assets to Buyer as provided in this Related Purchase Agreement is accomplished by deeds, assignments, easements, leases, licenses, bills of sale, or other instruments of transfer and conveyance, whether executed at the Closing or thereafter, these instruments are made without representation or warranty by, or recourse against, Sellers or their Affiliates, except as expressly provided in this Related Purchase Agreement or in any such instrument.

10.

Termination.

10.1.

Termination of Related Purchase Agreement.  The Parties may terminate this Related Purchase Agreement as provided below:

(a)

the Parties may terminate this Related Purchase Agreement by mutual written consent at any time prior to the Closing;

(b)

Buyer may terminate this Related Purchase Agreement by giving written notice to Sellers at any time prior to the Closing if any of the following has occurred: (i) Sellers have breached any representation, warranty or covenant contained in this Related Purchase Agreement in any material respect, Buyer has notified Sellers of the breach, and the breach has continued without cure for a period of sixty (60) days after the notice of breach; (ii) the NGC SPA or the Mt. Tom Purchase Agreement is terminated in accordance with its terms; (iii) one or more courts of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, which order, judgment or decree shall not have been terminated, lifted, vacated or otherwise rendered irrelevant within ninety (90) days of the issuance thereof; (iv) any statute, rule or regulation shall have been enacted by any Governmental Authority that, directly or indirectly, prohibits the consummation of the transactions contemplated hereby; (v) (W) Sellers have within the then previous fifteen (15) days given Buyer any notice pursuant to Section 5.4(a) or (b) or delivered a Schedule Update pursuant to Section 5.4(c) and the matter that is the subject of such notice, if in existence on the Effective Date or the Closing Date, would cause the representations and warranties of Sellers set forth in Section 3 not to be true and correct, (X) such matter (together with the matters that are subject of any or all previous notices given pursuant to such Sections 5.4(a) or (b) or Schedule Updates delivered pursuant to Section 5.4(c)) would have a Material Adverse Effect on the NGC Facilities or Buyer, (Y) Buyer has notified Sellers of its intent to terminate pursuant to this Section 10.1(b)(v), and (Z) the matter that is the subject of such notice continues to exist for a period of sixty (60) consecutive days after such notice by Buyer; or (vi) the NGC SPA or the Mt. Tom Purchase Agreement has been terminated; and

(c)

Sellers may terminate this Related Purchase Agreement by giving written notice to Buyer at any time prior to the Closing if any of the following has occurred: (i) Buyer has breached any representation, warranty, or covenant contained in this Related Purchase Agreement in any material respect, Sellers have notified Buyer of the breach, and the breach has continued without cure for a period of sixty (60) days after the notice of breach; (ii) the NGC SPA is terminated in accordance with its terms; (iii) one or more courts of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, which order, judgment or decree shall not have been terminated, lifted, vacated or otherwise rendered irrelevant within ninety (90) days of the issuance thereof; (iv) any statute, rule or regulation shall have been enacted by any Governmental Authority that, directly or indirectly, prohibits the consummation of the transactions contemplated hereby; (v) (W) Buyer has within the then previous fifteen (15) days given Sellers any notice pursuant to Section 5.4(a) and 5.4(b) and the matter that is the subject of such notice, if in existence on the Effective Date or the Closing Date, would cause the representations and warranties of Buyer set forth in Section 4 not to be true and correct, (X) such matter (together with the matters that are subject of any or all previous notices given pursuant to such Section 5.4(a) or 5.4(b)) would have a Material Adverse Effect on any Seller, (Y) Sellers have notified Buyer of their intent to terminate pursuant to this Section 10.1(c)(v), and (Z) the matter that is the subject of such notice continues to exist for a period of sixty (60) consecutive days after such notice by Sellers, or (vi) the NGC SPA or the Mt. Tom Purchase Agreement has been terminated.

10.2.

Effect of Termination.  If any Party terminates this Related Purchase Agreement pursuant to Section 10.1, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to the other Parties (except for any Liability of any Party with respect to breach of this Agreement occurring prior to termination and except as otherwise expressly provided herein); provided that Sections 7, 10.2 and 11 shall survive such termination. Notwithstanding anything to the contrary in this Related Purchase Agreement, and for the avoidance of doubt, the Parties agree that in the event of a termination of this Related Purchase Agreement as a result of the breach of this Related Purchase Agreement by any Party, the non-breaching Party shall be entitled to recover from the breaching Party the direct out-of-pocket fees, expenses and costs incurred by the non-breaching Party in connection with this Related Purchase Agreement and the transactions contemplated hereby.  In the case of the Buyer, such direct out-of-pocket fees, expenses and costs shall include all fees, expenses and other costs incurred in connection with (i) the organization, formation and capitalization of the Buyer and its subsidiaries, (ii) the due diligence investigation of the Sellers, the NGC Facilities and the Related Assets, (iii) the negotiation, execution, satisfaction of the conditions, performance of the obligations and covenants and termination of, under or with respect to this Related Purchase Agreement, the Ancillary Agreements and any agreements or commitments related to or required by the financing of the transactions contemplated hereby, including without limitation in the case of (i), (ii) or (iii) the fees, expenses and other costs of any consultants, advisors, counsel and accountants of Buyer as well as the costs of such financing sources and their respective consultants, accountants, advisors and counsel to the extent borne by Buyer.  In the case of

Sellers, such direct out-of-pocket fees, expenses and costs shall include all fees, expenses and other costs incurred in connection with (i) the auction process, including but not limited to investment banker fees, and (ii) the negotiation, execution, satisfaction of the conditions, performance of the obligations and covenants and termination of, under or with respect to this Agreement and the Ancillary, including without limitation in the case of (i) or (ii) the fees, expenses and other costs of any consultants, advisors, counsel and accountants of Sellers.

11.

Miscellaneous.

11.1.

Press Releases and Public Announcements  No Party shall issue any press release or make any public announcement relating to the subject matter of this Related Purchase Agreement without first affording the non-disclosing Party the opportunity to review and comment on such press release or public announcement; provided that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will provide the other Party with the opportunity to review in advance the disclosure).  The Parties shall cooperate, using Commercially Reasonable Efforts, as to the timing and contents of any such disclosure, including any such disclosure required by applicable law or the rules of any stock exchange.  Notwithstanding the above, the Parties shall agree as to the timing and contents of the first press release.

11.2.

No Third Party Beneficiaries.  This Related Purchase Agreement shall not confer any rights or remedies upon any Third Party.  For the avoidance of doubt, no provision of this Related Purchase Agreement shall create any third party beneficiary rights in any employee or former employee of any Seller or their Affiliates (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Related Purchase Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.

11.3.

No Joint Venture.  Nothing in this Related Purchase Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship between or among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to any Party.  No Party is or shall act as or be the agent or representative of any other Party.

11.4.

Entire Agreement.  This Related Purchase Agreement (including the Exhibits and Schedules hereto), together with the Ancillary Agreements constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof, provided that the Confidentiality Agreement dated as of February 25, 2006 shall remain in full force and effect without regard to any provision of this Related Purchase Agreement until the Closing Date, and shall terminate automatically on the Closing Date (except as contemplated by the definition of Proprietary Information herein).  All conflicts or inconsistencies between the terms hereof and the terms of any of the Ancillary Agreements, if any, shall be resolved in favor of this Related Purchase Agreement.

11.5.

Succession and Assignment  This Related Purchase Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Related Purchase Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, including by operation of law, without the prior written consent of the other Parties, such consent not to be unreasonably withheld or delayed.  Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder.  Notwithstanding the foregoing, but subject to all applicable Laws, (i) Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of (absolutely or as security) its rights and interests hereunder to a trustee, lending institutions or other party for the purposes of leasing, financing or refinancing the Related Assets, and (ii) Buyer or its permitted assignee may assign, transfer, pledge or otherwise dispose of (absolutely or as security) its rights and interests hereunder to an Affiliate of Buyer so long as such Affiliate makes the representations and warranties set forth in Section 4 to the same extent as Buyer and provides Acceptable Guaranty to Sellers; provided in each case that no such assignment shall relieve or discharge the assigning Party from any of its obligations hereunder or shall be made if it would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Related Purchase Agreement or materially increase the cost of the transactions contemplated by this Related Purchase Agreement.  Each Party agrees, at the assigning Party’s expense, to execute and deliver such documents as may be reasonably necessary to accomplish any such assignment, transfer, pledge or other disposition of rights and interests hereunder so long as the nonassigning Party’s rights under this Related Purchase Agreement are not thereby materially altered, amended, diminished or otherwise impaired.

11.6.

Counterparts.  This Related Purchase Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

11.7.

Headings.  The section headings contained in this Related Purchase Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Related Purchase Agreement.

11.8.

Notices.  All notices, requests, demands, claims and other communications hereunder will be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one Business Day following the date sent when sent by overnight delivery and (iii) five Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the following address:

If to Sellers:

Northeast Generation Services Company

c/o Northeast Utilities Service Company

107 Selden Street

Berlin, CT  06307

Attn: NUSCO Manager of Corporate Planning

Northeast Utilities Service Company

107 Selden Street

Berlin, CT 06307

Attn:  NUSCO Manager of Corporate Planning

And

Select Energy, Inc.

c/o Northeast Utilities Service Company

107 Selden Street

Berlin, CT 06307

Attn:  NUSCO Manager of Corporate Planning

Copy to:

Senior Vice President and General Counsel

Northeast Utilities Service Company

107 Selden Street

Berlin, CT  06307

If to Buyer:

NE Energy, Inc.

Attn: General Counsel

51 John F. Kennedy Parkway, Suite 200

Short Hills, NJ 07078

NE Energy, Inc.

Attn: Andrew Singer

11943 El Camino Real #220

San Diego, CA 92130

Copy to:

Latham & Watkins LLP

885 Third Avenue

New York, NY 10022

Attn: Edward Sonnenschein and David Kurzweil

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. For purposes of this Related Purchase Agreement, messages delivered by electronic mail shall be deemed to constitute “writings.” Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

11.9.

Governing Law.  This Related Purchase Agreement shall be governed by and construed in accordance with the domestic laws of the State of Connecticut without giving effect to any choice or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut.

11.10.

Recourse.  Except as expressly provided in the Acceptable Guaranty and in the Seller Guaranty, neither Party shall have recourse whatsoever under this Related Purchase Agreement against any of the trustees, general or limited partners, members, shareholders, directors, officers, employees or representatives of the other Party (including for such purposes, the trustees, general or limited partners, members, shareholders, directors, officers,  employees or representatives of any Affiliate of a Party).  Without limiting the generality of the foregoing, except as expressly provided in the Acceptable Guaranty and the Seller Guaranty, Buyer, on behalf of itself, its Affiliates and Buyer Indemnified Parties, and Seller, on behalf of itself, its Affiliates and Seller Indemnified Parties, each hereby fully and irrevocably waives any right, claim or entitlement whatsoever against such trustees, general or limited partners, members, shareholders, directors, officers, employees or representatives relating to any and all Losses suffered or incurred by any of them arising from, based upon, related to, or associated with this Related Purchase Agreement or any Ancillary Agreement or the transactions contemplated hereby and thereby (including any breach, termination or failure to consummate such transactions) in each case whether based on contract, tort or strict liability, other laws or otherwise and whether by piercing of the corporate veil, by claim on behalf of or by a Party hereto or other Person or otherwise.

11.11.

Consent to Jurisdiction.  Each of Sellers and Buyer consent to the nonexclusive jurisdiction of any state or federal court located within the City of Hartford, Connecticut, for adjudication of any suit, claim, action or other proceeding at law or in equity relating to this Related Purchase Agreement, or to any transaction contemplated hereby.  Sellers and Buyer each accept, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waive any objection as to venue, and any defense of forum non conveniens.

11.12.

Amendments and WaiversNo amendment of any provision of this Related Purchase Agreement shall be valid unless the same shall be in writing and signed by Buyer and Sellers.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

11.13.

Severability.  Any term or provision of this Related Purchase Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.14.

Expenses.  Each of Buyer and Sellers will bear their own costs and expenses incurred in connection with this Related Purchase Agreement and the transactions contemplated hereby (including legal and accounting fees and expenses, except as otherwise provided in Section 9 above), except that Buyer shall bear the entire cost (other than legal fees of the Sellers) of all filings by both Sellers and Buyer under the Hart-Scott-Rodino Act.

11.15.

Construction.  Ambiguities or uncertainties in the wording of this Related Purchase Agreement will not be construed for or against any Party, but will be construed in the manner that most accurately reflects the Parties’ intent as of the Effective Date.  The Parties acknowledge that they have been represented by counsel in connection with the review and execution of this Related Purchase Agreement, and, accordingly, there shall be no presumption that this Related Purchase Agreement or any provision hereof be construed against the Party that drafted this Related Purchase Agreement.

11.16.

Incorporation of Exhibits and Schedules.  The Exhibits and Schedules identified in this Related Purchase Agreement are incorporated herein by reference and made a part hereof.

11.17.

Specific Performance.  Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Related Purchase Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Related Purchase Agreement and to enforce specifically this Related Purchase Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

11.18.

Bulk Transfer Laws.  The Parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction.

11.19.

Good Faith Covenant.  The Parties agree that their actions and dealings with each other shall be subject to an express covenant of good faith and fair dealing.

11.20.

Dispute Resolution.

(a)

Negotiation between Executives:  The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Related Purchase Agreement, promptly by negotiation between executives who have authority to settle the controversy.  Any Party may give the other Party written notice of any dispute not resolved in the normal course of business.  Such notice shall include: (a) a statement of that Party’s position and a summary of arguments supporting that position; and (b) the name and title of the executive who will be representing that Party and of any other person who will accompany the executive.  Within fifteen (15) days after delivery of the notice, the receiving Party shall respond with:  (a) a statement of that Party’s position and a summary of arguments supporting that position; and (b) the name and title of the executive who will represent that Party and of any other person who will accompany the executive.  Within thirty (30) days after delivery of the initial notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All reasonable requests for information made by one Party to the other will be honored.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

(b)

Mediation:  If the dispute has not been resolved by negotiation within forty-five (45) days of the disputing Party’s notice, or if the Parties failed to meet within thirty (30) days, the Parties shall endeavor to settle the dispute by mediation under the then current International Institute for Conflict Prevention and Resolution (“CPR”) Mediation Procedure; provided that if one Party fails to participate as provided herein, the other Party can initiate mediation prior to the expiration of the forty-five (45) days.  Unless otherwise agreed, the Parties will select a mediator from the CPR Panels of Distinguished Neutrals.

(c)

Arbitration:  Any dispute arising out of or relating to this Related Purchase Agreement, including the breach, termination or validity thereof, that has not been resolved by a non-binding procedure as provided herein within ninety (90) days of the initiation of such procedure, shall be finally resolved by arbitration in accordance with the then current CPR Rules for Non-Administered Arbitration by a sole arbitrator, for disputes involving amounts in the aggregate under three million dollars ($3,000,000), or three arbitrators, for disputes involving amounts in the aggregate equal to or greater than three million dollars ($3,000,000), of whom each Party shall designate one in accordance with the “screened” appointment procedure provided in Rule 5.4; provided that if any Party will not participate in a non-binding procedure, the other may initiate arbitration before expiration of the above period.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof.  The place of arbitration shall be Hartford, Connecticut.

(d)

The arbitrator(s) are not empowered to award damages in violation of any limitations on damages provided for in this Related Purchase Agreement and each Party expressly waives and foregoes any right to punitive, exemplary or similar damages unless a statute requires that compensatory damages be increased in a specified manner.

[SIGNATURE PAGE FOLLOWS]

[Signature page for Related Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Related Purchase Agreement as of the date first written above.

NORTHEAST GENERATION SERVICES COMPANY

By: /s  David R. McHale

Name: David R. McHale

Title:   Senior Vice President and Chief Financial Officer at Northeast Utilities Service Company, as agent for Northeast Generation Company

NORTHEAST UTILITIES SERVICE COMPANY By: /s/ David R. McHale Name: David R. McHale Title: Senior Vice President and Chief Financial Officer at Northeast Utilities Service Company
SELECT ENERGY, INC. By: /s/ David R. McHale Name: David R. McHale Title: Senior Vice President and Chief Financial Officer at Northeast Utilities Service Company, as agent for Select Energy, Inc.

[Signature page for Related Purchase Agreement]

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Related Purchase Agreement as of the date first written above.

NE ENERGY, INC. By:/s Sarah Wright Name: Sarah Wright Title: Executive Vice President